MANAGEMENT'S DISCUSSION AND ANALYSIS

This Management's Discussion and Analysis (MD&A) dated April 29, 2020 is provided to enable readers to assess the results of operations, liquidity, and capital resources of AltaGas Ltd. (AltaGas or the Corporation) as at and for the three months ended March 31, 2020. This MD&A should be read in conjunction with the accompanying unaudited condensed interim Consolidated Financial Statements and notes thereto of AltaGas as at and for the three months ended March 31, 2020 and the audited Consolidated Financial Statements and MD&A as at and for the year ended December 31, 2019.

The Consolidated Financial Statements and comparative information have been prepared in accordance with United States (U.S.) generally accepted accounting principles (U.S. GAAP) and in Canadian dollars, unless otherwise indicated. Throughout this MD&A, references to GAAP refer to U.S. GAAP and dollars refer to Canadian dollars, unless otherwise indicated.

Abbreviations, acronyms, and capitalized terms used in this MD&A without express definition shall have the same meanings given to those terms in the MD&A as at and for the year ended December 31, 2019 or the Annual Information Form for the year ended December 31, 2019.

This MD&A contains forward-looking information (forward-looking statements). Words such as “expect”, “anticipate”, “will”, “seeks”, “estimate”, “growth”, “plans”, and similar expressions suggesting future events or future performance, as they relate to the Corporation or any affiliate of the Corporation, are intended to identify forward-looking statements. In particular, this MD&A contains forward-looking statements with respect to, among other things, business objectives, expected growth, results of operations, performance, business projects and opportunities and financial results. Specifically, such forward-looking statements included in this document include, but are not limited to, statements with respect to the following: AltaGas' approach to COVID-19 response; retirement of Daryl Gilbert from the AltaGas board of directors in May 2020; anticipated source of funding for its portion of the Petrogas put obligations of AIJV; donation to community partners to respond to the COVID-19 pandemic; strategic focus of its business segments; expected annual consolidated normalized EBITDA of approximately $1.275 to $1.325 billion; anticipated normalized earnings per share of approximately $1.20 to $1.30 per share assuming an effective tax rate of approximately 22 percent; growth levels and drivers expected in the Utilities and Midstream segments; expectation that Utilities will contribute 60 percent of 2020 normalized EBITDA, followed by Midstream; expectation for growth in the Corporate/Other segment; expectation that growth will more than offset lost EBITDA from a full year impact of asset sales completed in 2019; estimate that an average of approximately 10,000 Bbls/d of natural gas liquids (NGL) will be exposed to frac spreads prior to hedging activities; estimate that an average of approximately 31,000 Bbls/d at RIPET will be exposed to price differential between North American Indices and the Far East Index in 2020; plan to underpin the majority of annual capacity at RIPET by tolling arrangements over the next several years; expected net capital expenditures of $900 million in 2020; anticipated segment allocation of capital expenditures in 2020; expectation that growth capital will be funded through internally-generated cash flow and normal course borrowings on existing committed credit facilities; expected program, construction, and in-service dates for growth projects; anticipated timing of applications, hearings, and decisions of rate cases before Utilities regulators; status and impact of COVID-19 regulatory orders in the Utilities segment; potential risks and impacts associated with the COVID-19 pandemic; objectives for capital management; dividend payments; future changes in accounting policies and adoption of new accounting standards.

These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events, and achievements to differ materially from those expressed or implied by such statements. Such statements reflect AltaGas’ current expectations, estimates, and projections based on certain material factors and assumptions at the time the statement was made. Material assumptions include: asset sales anticipated to close in 2020, effective tax rates, the U.S./Canadian dollar exchange rate, the impact of the COVID-19 pandemic, financing initiatives, propane price differentials, degree day variance from normal, pension discount rate, the performance of the businesses underlying each sector, impacts of the hedging program, commodity prices, weather, frac spread, access to capital, timing and receipt of regulatory approvals, planned and unplanned plant outages, timing of in-service dates of new projects and acquisition and divestiture activities, operational expenses, returns on investments, and dividend levels.

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AltaGas’ forward-looking statements are subject to certain risks and uncertainties which could cause results or events to differ from current expectations, including, without limitation: the risks and impact of COVID-19; health and safety risks; operating risks; infrastructure risks; service interruptions; regulatory risks; litigation risk; decommissioning, abandonment and reclamation costs; climate and carbon tax risks; reputation risk; weather data; Indigenous land and rights claims; crown duty to consult with Indigenous peoples; changes in laws; capital market and liquidity risks; general economic conditions; internal credit risk; foreign exchange risk; debt financing, refinancing, and debt service risk; interest rates; cyber security, information, and control systems; technical systems and processes incidents; dependence on certain partners; growth strategy risk; construction and development; RIPET rail and marine transport; impact of competition in AltaGas' Midstream and Power businesses; commitments associated with regulatory approvals for the acquisition of WGL; counterparty credit risk; composition risk; collateral; regulatory agreements; non-controlling interests in investments; delays in U.S. federal government budget appropriations; consumption risk; market risk; market value of common shares and other securities; variability of dividends; potential sales of additional shares; volume throughput; natural gas supply risk; risk management costs and limitations; underinsured and uninsured losses; Cook Inlet gas supply; securities class action suits and derivative suits; electricity and resource adequacy prices; cost of providing retirement plan benefits; labor relations; key personnel; failure of service providers; compliance with Section 404(a) of Sarbanes-Oxley Act; integration of WGL; and the other factors discussed under the heading "Risk Factors" in the Corporation’s Annual Information Form for the year ended December 31, 2019 (AIF) and set out in AltaGas’ other continuous disclosure documents.

Many factors could cause AltaGas' or any particular business segment's actual results, performance or achievements to vary from those described in this MD&A, including, without limitation, those listed above and the assumptions upon which they are based proving incorrect. These factors should not be construed as exhaustive. Should one or more of these risks or uncertainties materialize, or should assumptions underlying forward-looking statements prove incorrect, actual results may vary materially from those described in this MD&A as intended, planned, anticipated, believed, sought, proposed, estimated, forecasted, expected, projected, or targeted and such forward-looking statements included in this MD&A, should not be unduly relied upon. The impact of any one assumption, risk, uncertainty, or other factor on a particular forward-looking statement cannot be determined with certainty because they are interdependent and AltaGas’ future decisions and actions will depend on management’s (Management) assessment of all information at the relevant time. Such statements speak only as of the date of this MD&A. AltaGas does not intend, and does not assume any obligation, to update these forward-looking statements except as required by law. The forward-looking statements contained in this MD&A are expressly qualified by these cautionary statements.

Financial outlook information contained in this MD&A about prospective financial performance, financial position, or cash flows is based on assumptions about future events, including economic conditions and proposed courses of action, based on AltaGas Management's assessment of the relevant information currently available. Readers are cautioned that such financial outlook information contained in this MD&A should not be used for purposes other than for which it is disclosed herein.

Additional information relating to AltaGas, including its quarterly and annual MD&A and Consolidated Financial Statements, Annual Information Form, and press releases are available through AltaGas' website at www.altagas.ca or through SEDAR at www.sedar.com.

AltaGas Organization

The businesses of AltaGas are operated by AltaGas and a number of its subsidiaries including, without limitation, AltaGas Services (U.S.) Inc., AltaGas Utility Holdings (U.S.) Inc., WGL Holdings, Inc. (WGL), Wrangler 1 LLC, Wrangler SPE LLC, Washington Gas Resources Corporation, WGL Energy Services, Inc. (WGL Energy Services), and SEMCO Holding Corporation; in regard to the Utilities business, Washington Gas Light Company (Washington Gas), Hampshire Gas Company, and SEMCO Energy, Inc. (SEMCO); in regard to the Midstream business, AltaGas Extraction and Transmission Limited Partnership, AltaGas Pipeline Partnership, AltaGas Processing Partnership, AltaGas Northwest Processing Limited Partnership, Harmattan Gas Processing Limited Partnership, Ridley Island LPG Export Limited Partnership, and WGL Midstream Inc. (WGL Midstream); and, in regard to remaining assets in the Corporate/Other segment, AltaGas Power Holdings (U.S.) Inc., WGL Energy Systems, Inc. (WGL

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 2

Energy Systems), and Blythe Energy Inc. (Blythe). SEMCO conducts its Michigan natural gas distribution business under the name SEMCO Energy Gas Company (SEMCO Gas), its Alaska natural gas distribution business under the name ENSTAR Natural Gas Company (ENSTAR) and its 65 percent interest in an Alaska regulated gas storage utility under the name Cook Inlet Natural Gas Storage Alaska LLC (CINGSA).

First Quarter Highlights

(Normalized EBITDA, normalized funds from operations, normalized net income, net debt, and net debt to total capitalization ratio are non-GAAP financial measures. Please see Non‑GAAP Financial Measures section of this MD&A.)

▪
In late January, AltaGas initiated emergency response efforts to plan for and mitigate the impacts of the rapidly changing COVID-19 global pandemic. The executive team and cross-functional response teams continue to meet regularly to align response strategy and efforts within all areas of the Corporation. AltaGas' approach has been, and will continue to be, risk-based and guided by its core values. The health and safety of AltaGas' employees and the communities in which it operates is the top priority and is integrated into each aspect of AltaGas' response efforts;

▪
On March 31, 2020, the Public Sector Pension Investment Board and the Alberta Teachers' Retirement Fund Board acquired all the issued and outstanding common shares of AltaGas Canada Inc. (ACI) for $33.50 per share. AltaGas owned 11,025,000 (approximately 37 percent) of ACI's common shares and received cash proceeds of approximately $369 million upon close. A pre-tax gain on disposition of approximately $206 million was recorded in the first quarter of 2020;

▪
On January 13, 2020, Washington Gas filed a rate case in the District of Columbia requesting a US$35 million increase in base rates, including US$9 million of annual PROJECTpipes surcharges currently paid by customers for accelerated pipeline replacement. Washington Gas has also requested approval for a Revenue Normalization Adjustment mechanism to reduce customer bill fluctuations due to weather-related usage variations, similar to existing mechanisms in both Maryland and Virginia;

▪
On January 16, 2020, AltaGas received approval from the California Public Utilities Commission for the recontracting of the Blythe facility to Southern California Edison (SCE). Under the tolling agreement, SCE has exclusive rights to all capacity, energy, ancillary services, and resource adequacy benefits from August 1, 2020 to December 31, 2023;

▪
On January 9, 2020, AltaGas announced the appointment of two new independent Directors - Linda Sullivan and Nancy Tower to its Board of Directors. In addition, AltaGas announced the retirement of Daryl Gilbert from the Board of Directors, to be effective following the conclusion of AltaGas' next annual meeting of shareholders in May 2020;

▪
On January 2, 2020, AltaGas advised that AltaGas Idemitsu Joint Venture Limited Partnership (AIJVLP) had received notice (the Put Notice) from SAM Holdings Ltd. (SAM) of its exercise of a put option (the Put Option) with respect to SAM's interest in Petrogas Energy Corp. (Petrogas). AIJVLP, a limited partnership owned 50 percent by AltaGas and 50 percent by Idemitsu Kosan Co., Ltd. (Idemitsu), owns the remaining outstanding common shares of Petrogas. Pursuant to the Petrogas unanimous shareholders agreement, a valid exercise of the Put Option by SAM after October 1, 2019, triggers a requirement for AIJVLP to purchase SAM's interest in Petrogas at the fair market value thereof, as determined by third-party valuators. AltaGas anticipates funding its portion of any such obligation with internal cash flow, the sale of remaining non-core assets, and debt. Valuations are underway;

▪
In the first quarter of 2020, AltaGas revised its reportable segments to align with the structure of its business following asset sales completed as part of its 2019 asset monetization program. As a result of these changes, AltaGas has refocused on its core Utilities and Midstream segments. Consistent with Management’s strategic view of the business and the basis on which it assesses performance and allocates resources, beginning in 2020, AltaGas has two operating segments: Utilities (which now includes the WGL retail marketing business) and Midstream. These operating segments have not been aggregated in the determination of AltaGas' reportable segments. All other assets are included in the Corporate/Other segment. Prior period segment information has been restated to conform to the current reporting segment presentation;

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 3

▪
On February 14, 2020, WGL Midstream executed an Asset Management Agreement (AMA) with Consolidated Edison Company of New York, Inc. (ConEd) that gives ConEd the rights to use WGL Midstream’s 50,000 Dth per day of transportation capacity on the MarketLink Expansion Project for the period from April 1, 2020 through April 1, 2035;

▪	Normalized EBITDA was $499 million compared to $482 million in the first quarter of 2019;

▪	Cash from operations was $475 million ($1.70 per share) compared to cash from operations of $427 million ($1.55 per share) in the first quarter of 2019;

▪	Normalized funds from operations were $420 million ($1.51 per share) compared to $376 million ($1.36 per share) in the first quarter of 2019;

▪	Net income applicable to common shares was $464 million ($1.66 per share) compared to $809 million ($2.93 per share) in the first quarter of 2019;

▪	Normalized net income was $220 million ($0.79 per share) compared to $214 million ($0.78 per share) in the first quarter of 2019;

▪	Net debt was $7.0 billion as at March 31, 2020, compared to $7.2 billion at December 31, 2019; and

▪	Net debt-to-total capitalization ratio was 45 percent as at March 31, 2020, compared to 49 percent as at December 31, 2019.

Highlights Subsequent to Quarter End

▪
On April 1, 2020, AltaGas announced it will donate $1 million to help community partners in its operating regions respond to the COVID-19 pandemic. The assistance funds, provided by AltaGas, will be distributed to partner organizations on the front lines supporting local communities and providing critical support to our health care workers addressing the health crisis;

▪
In April 2020, the Alaskan legislature passed legislation and the regulatory commissions of the District of Columbia, Maryland, and Michigan issued orders allowing utilities to establish regulatory assets to record incremental COVID-19 related costs that will be evaluated for recovery in future proceedings; and

▪
On April 21, 2020, SEMCO completed the private placement of US$450 million of first mortgage bonds, in two tranches of US$225 million each. One of the tranches has a term of ten years with a coupon rate of 2.45 percent, and the other has a term of 30 years with a coupon rate of 3.15 percent. The proceeds were used to repay debt drawn on credit facilities and the US$300 million notes that matured in April 2020.

Overview of the Business and Change in Reportable Segments

AltaGas, a Canadian corporation, is a leading North American energy infrastructure company that connects natural gas liquids (NGLs) and natural gas to domestic and global markets. The Corporation’s long-term strategy is to grow in attractive areas across its Utilities and Midstream business segments seeking optimal capital deployment. In the Midstream business, the Corporation is focused on optimizing the full value chain of energy exports by providing producers with solutions, including global market access off the West Coast of Canada via the Corporation’s footprint in the Montney region. In the Utilities business, the Corporation seeks to grow through rate base investment and the use of accelerated rate recovery programs, while providing effective and cost-efficient service for customers.

In the first quarter of 2020, AltaGas revised its reportable segments to align with the structure of its business following asset sales completed as part of its 2019 asset monetization program. As a result of these changes, AltaGas has refocused on its core Utilities and Midstream segments. Consistent with Management’s strategic view of the business and the basis on which it assesses performance and allocates resources, beginning in 2020, AltaGas has two operating segments: Utilities (which now includes the WGL retail marketing business) and Midstream. These operating segments have not been aggregated in the determination of AltaGas' reportable segments. All other assets are included in the Corporate/Other segment. AltaGas' operating segments include the following:

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▪
Utilities, which serves approximately 1.7 million customers with a rate base of approximately US$4.1 billion through ownership of regulated natural gas distribution utilities across five jurisdictions in the United States and two regulated natural gas storage utilities in the United States, delivering clean and affordable natural gas to homes and businesses. The Utilities business also includes storage facilities and contracts for interstate natural gas transportation and storage services, as well as the affiliated retail energy marketing business, which serves approximately 0.5 million customers; and

▪
Midstream, which includes a 70 percent interest in the recently completed Ridley Island Propane Export Terminal, allowing AltaGas to leverage its assets along the energy value chain in Western Canada including natural gas gathering and processing, NGL extraction and fractionation, and natural gas and NGL marketing. The Midstream segment also includes transmission, storage, an interest in a regulated pipeline in the Marcellus/Utica gas formation in the northeastern United States, the Corporation’s 50 percent interest in AIJVLP, and an indirectly held investment in Petrogas Energy Corp. (Petrogas), through which AltaGas’ interest in the Ferndale terminal is held.

The Corporate/Other segment consists of AltaGas' corporate activities and a small portfolio of remaining power assets, certain of which are pending sale.

Consolidated Financial Review

	Three Months Ended March 31
($ millions, except normalized effective income tax rate)	2020	2019
Revenue	1,869	1,898
Normalized EBITDA (1) (2)	499	482
Net income applicable to common shares	464	809
Normalized net income (1) (2)	220	214
Total assets	21,133	21,563
Total long-term liabilities	10,003	10,374
Net additions (dispositions) of property, plant and equipment	200	(1,201)
Dividends declared (3)	67	66
Cash from operations	475	427
Normalized funds from operations (1)	420	376
Normalized adjusted funds from operations (1)	382	367
Normalized utility adjusted funds from operations (1)	308	294
Normalized effective income tax rate (%) (1)	25.3	13.8

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	Three Months Ended March 31
($ per share, except shares outstanding)	2020	2019
Net income per common share - basic	1.66	2.93
Net income per common share - diluted	1.66	2.93
Normalized net income - basic (1)	0.79	0.78
Normalized net income - diluted (1)	0.79	0.78
Dividends declared (3)	0.24	0.24
Cash from operations	1.70	1.55
Normalized funds from operations (1)	1.51	1.36
Normalized adjusted funds from operations (1)	1.37	1.33
Normalized utility adjusted funds from operations (1)	1.10	1.07
Shares outstanding - basic (millions)
During the period (4)	279	276
End of period	279	276

(1)	Non‑GAAP financial measure; see discussion in Non-GAAP Financial Measures section of this MD&A.

(2)
Beginning in 2020, Management no longer adjusts normalized EBITDA or normalized net income for changes in the fair value of natural gas optimization inventory. Please see the Non-GAAP Financial Measures section of this MD&A for additional detail. As such, comparative periods have been adjusted to reflect the before and after-tax impacts of this change to normalized EBITDA and normalized net income, respectively.

(3)	Dividends declared per common share per month: $0.08 beginning on December 27, 2018.

(4)	Weighted average.

Three Months Ended March 31

Normalized EBITDA for the first quarter of 2020 was $499 million, compared to $482 million for the same quarter in 2019. Factors positively impacting normalized EBITDA included contributions from RIPET which was placed into service in May 2019, the impact of Washington Gas' 2019 Maryland and Virginia rate cases, higher rates at SEMCO due to the approval of its 2019 rate case, higher margins from the NGL marketing business, higher revenue from accelerated pipe replacement program spend, and higher Allowance for Funds Used During Construction (AFUDC) related to Mountain Valley. These were partially offset by the impact of asset sales, including the U.S. distributed generation assets in September 2019, WGL Midstream's indirect non-operating interest in Central Penn in November 2019, and WGL Midstream's interest in Stonewall in May 2019, lower storage spreads and transportation margins from WGL Midstream assets, warmer weather at certain of the Utilities, and lower equity earnings from Petrogas. Petrogas equity income was lower primarily due to rail blockades in February, the impact of the ongoing COVID-19 pandemic, the Organization of the Petroleum Exporting Countries (OPEC) decisions impacting worldwide industry conditions, and higher unrealized non-cash losses on hedges and financial instruments. For the three months ended March 31, 2020, the average Canadian/U.S. dollar exchange rate increased to 1.34 from an average of 1.33 in the same quarter of 2019, resulting in an increase in normalized EBITDA of approximately $3 million.

Net income applicable to common shares for the first quarter of 2020 was $464 million ($1.66 per share), compared to $809 million ($2.93 per share) for the same quarter in 2019. The decrease was mainly due to the absence of the gain on the sale of AltaGas' remaining interest in the Northwest Hydro facilities recorded in the first quarter of 2019, partially offset by the gain on the disposition of ACI, higher unrealized gains on risk management contracts, the same previously referenced factors impacting normalized EBITDA, lower interest expense, and lower depreciation and amortization expense.

Normalized funds from operations for the first quarter of 2020 were $420 million ($1.51 per share), compared to $376 million ($1.36 per share) for the same quarter in 2019. The increase was mainly due to the same factors impacting normalized EBITDA, as well as lower interest expense. In the first quarter of 2020, AltaGas received $3 million of dividend income from the Petrogas Preferred Shares (2019 - $3 million) and $2 million of common share dividends from Petrogas (2019 - $1 million).

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In the first quarter of 2020, AltaGas recorded pre-tax gains on dispositions of assets of approximately $212 million. This was primarily comprised of the gain on the disposition of AltaGas' equity investment in ACI of $206 million, as well as approximately $6 million related to certain distributed generation projects which were transferred to the purchaser in the first quarter of 2020.

In the first quarter of 2020, AltaGas recorded a pre-tax provision of approximately $2 million ($2 million after-tax) related to land parcels located near the Harmattan gas processing plant.

Operating and administrative expenses for the first quarter of 2020 were $338 million, compared to $350 million for the same quarter in 2019. The decrease was mainly due to the impact of the sale of U.S. distributed generation assets in September 2019, partially offset by the impact of RIPET coming online in May 2019. Depreciation and amortization expense for the first quarter of 2020 was $105 million, compared to $118 million for the same quarter in 2019. The decrease was mainly due to the impact of the sale of U.S. distributed generation assets in September 2019, and the impact of provisions recorded against property, plant, and equipment in the fourth quarter of 2019, partially offset by the impact of RIPET which was placed into service in May 2019. Interest expense for the first quarter of 2020 was $70 million, compared to $93 million for the same quarter in 2019. The decrease was predominantly due to lower average debt balances as a result of debt reduction from proceeds on asset sales.

AltaGas recorded an income tax expense of $132 million for the first quarter of 2020 compared to an expense of $127 million in the same quarter of 2019. The increase in tax expense was mainly due to higher U.S. earnings and unitary tax rate adjustments, partially offset by lower tax expense on dispositions in Canada in the first quarter of 2020. Current tax expense of $10 million was recorded in the first quarter of 2020, which did not include any tax on asset sales.

Normalized net income was $220 million ($0.79 per share) for the first quarter of 2020, compared to normalized net income of $214 million ($0.78 per share) reported for the same quarter of 2019. The increase was due to the same previously referenced factors impacting normalized EBITDA, lower interest expense, and lower depreciation and amortization expense, partially offset by higher income tax expense. Normalizing items in the first quarter of 2020 reduced normalized net income by $244 million and included after‑tax amounts related to a gain on sale of assets, transaction costs related to acquisitions and dispositions, restructuring costs, dilution loss on equity investment, COVID-19 related costs, unrealized gains on risk management contracts, and losses on investments. Normalizing items in the first quarter of 2019 reduced normalized net income by $595 million and included after‑tax amounts related to gains on sale of assets, merger commitment cost recovery due to a change in timing related to certain WGL merger commitments, transaction costs related to acquisitions and dispositions, unrealized gains on risk management contracts, and gains on investments. Please refer to the Non-GAAP Financial Measures section of this MD&A for further details on normalization adjustments.

2020 Outlook

In 2020, AltaGas expects to achieve annual consolidated normalized EBITDA of approximately $1.275 to $1.325 billion, and normalized earnings per share of approximately $1.20 to $1.30 per share assuming an effective tax rate of approximately 22 percent. This range is net of asset sales that have closed or are anticipated to close in 2020, including AltaGas' approximate 37 percent interest in ACI which closed in March 2020.

Growth is expected in 2020 in the Utilities and Midstream segments, excluding the impact of asset sales. The Utilities segment is expected to contribute approximately 60 percent of normalized EBITDA, with growth driven primarily by rate base growth, increased spend on accelerated capital programs, and an increase in the U.S./Canadian dollar exchange rate. Growth in the Midstream segment is anticipated to largely be driven by a full year of contributions from RIPET, and increased volumes at Northeast British Columbia facilities, including North Pine, Townsend, and Aitken Creek. Midstream segment earnings are underpinned by take-or-pay contracts, tolling agreements for approximately 33 percent of volumes at RIPET, and hedges of AltaGas' market exposure to frac spreads and FEI to Mont Belvieu spreads. Normalized EBITDA from AltaGas' remaining power assets, which are now included in the Corporate/Other segment, is also expected to grow primarily due to less expected downtime at Blythe. Overall growth is expected to more than offset lost EBITDA from a full year impact of asset sales completed in 2019.

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The overall forecasted normalized EBITDA and earnings per share include assumptions around asset sales anticipated to close in 2020, the U.S./Canadian dollar exchange rate, the impact of the COVID-19 pandemic, and other financing initiatives. Within each segment, the performance of the underlying businesses has the potential to vary. Any variance from AltaGas’ current assumptions could impact the forecasted normalized EBITDA and normalized earnings per share. Please refer to the Risk Management section of this MD&A for further discussions of the risks to AltaGas arising from the COVID-19 pandemic.

AltaGas estimates an average of approximately 10,000 Bbls/d of natural gas liquids (NGL) will be exposed to frac spreads prior to hedging activities. Hedges are in place for approximately 93 percent of frac exposed NGL volumes including internal hedges.

At RIPET, propane price margins are protected through AltaGas' comprehensive hedging program. Approximately one third of 2020 volumes are contracted under tolling arrangements. For the remaining volumes, approximately 80 percent are financially hedged at a similar FEI to Mont Belvieu spread compared to 2019. Collectively, approximately 86 percent of RIPET’s propane export volumes are hedged for 2020. AltaGas plans to manage the facility such that a majority of annual capacity will be underpinned by tolling arrangements, and expects to reach this objective over the next several years.

Sensitivity Analysis

AltaGas’ financial performance is affected by factors such as changes in commodity prices, exchange rates, and weather. The following table illustrates the approximate effect of these key variables on AltaGas’ expected normalized EBITDA for 2020:

Factor	Increase or decrease	Approximate impact on normalized annual EBITDA ($ millions)
Degree day variance from normal - Utilities (1)	5 percent	9
Change in Canadian dollar per U.S. dollar exchange rate	0.05	35
RIPET Propane Far East Index to Mont Belvieu spread (2)	US$1/Bbl	4
Pension discount rate	1 percent	17

(1)
Degree days – Utilities relate to SEMCO Gas, ENSTAR, and Washington Gas service areas. Degree days are a measure of coldness determined daily as the numbers of degrees the average temperature during the day in question is below 65 degrees Fahrenheit. Degree days for a particular period are the average of degree days during the prior 15 years for SEMCO Gas, during the prior 10 years for ENSTAR, and during the prior 30 years for Washington Gas.

(2)	The impact on EBITDA due to changes in the spread will vary and is being managed through an active hedging program.

Growth Capital

Based on projects currently under review, development, or construction, AltaGas expects net capital expenditures of approximately $900 million in 2020. The majority of capital expenditures are expected to focus on projects within the Utilities business that are anticipated to deliver stable and transparent rate base growth and strong risk-adjusted returns. The Utilities segment is expected to account for approximately 75 to 80 percent of total capital expenditures, while the Midstream segment is expected to account for approximately 15 to 20 percent and the Corporate/Other segment is expected to account for any remainder. Maintenance capital related to Midstream assets and remaining power assets in the Corporate/Other segment is expected to be approximately $30 to $40 million of the total capital expenditures in 2020. In 2020, AltaGas’ capital expenditures for the Utilities segment will focus primarily on accelerated pipe replacement programs, customer growth, and system betterment. In the Midstream segment, capital expenditures are anticipated to primarily relate to the completion of Townsend and North Pine expansions and associated pipeline systems, maintenance and administrative capital, and new business development. The Corporation continues to focus on capital efficient organic growth and disciplined capital allocation while improving balance sheet strength and flexibility.

AltaGas' 2020 committed capital program is expected to be funded through internally-generated cash flow and normal course borrowings on existing committed credit facilities.

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 8

Growth Capital Project Updates

The following table summarizes the status of AltaGas’ significant growth projects.

Project	AltaGas' Ownership Interest	Estimated Cost (1)	Expenditures to Date (2)	Status	Expected In-Service Date
Midstream Projects
Northeast B.C. Pipeline Projects	33% to 100%	$83 million	$71 million
The Northeast B.C. Pipeline projects consist of four pipelines; the Inga gas gathering pipeline (33% ownership), the Townsend East NGL pipeline (100% ownership), the Aitken Connector NGL pipeline (100% ownership), and the Gundy lateral pipeline (100% ownership). In the first quarter of 2020, construction was completed on the Aitken Connector and it has been placed in-service. The Gundy lateral pipeline is also complete and will be placed in-service after the completion of the Townsend East NGL pipeline which is expected to be commissioned in the second quarter of 2020 together with the Inga gas gathering pipeline.
					In-service Q1 and Q2 2020
Townsend 2B Expansion and Mercaptan Treating	100%	$165 million	$150 million
Townsend 2B was under commissioning in the first quarter of 2020 and began flowing gas in early April. For the Mercaptan treating facility, construction and commissioning activities were completed in the first quarter. The facility is now in-service and operating as per design. AltaGas expects increased volumes from producers in the area when all pipelines are in service.
					In-service Q1 and early Q2 2020
North Pine Expansion	100%	$58 million	$53 million	Construction and commissioning activities are now complete. The second 10,000 Bbls/d train is in-service with additional capacity for the rail terminal to handle the increased produced volumes.	In-service Q1 2020
Mountain Valley Pipeline	10%	US$352 million	US$352 million
As at March 31, 2020, approximately 90 percent of the project is complete, which includes construction of all original interconnects and compressor stations. In the third quarter of 2019 there was a voluntary suspension of construction activities in a section of the pipeline and the Federal Energy Regulatory Commission (FERC) issued an order to suspend all construction. As a result, the in-service date is expected to be late 2020. Despite the delays, AltaGas' exposure is contractually capped to the original estimated contributions of approximately US$352 million.
					Late 2020 due to ongoing legal and regulatory challenges
MVP Southgate Project	5%	US$20 million	US$3 million	Construction is expected to begin in the first quarter of 2021. Expenditures to date relate to land surveys, land acquisition, and obtaining permits and regulatory approvals.	Late 2021

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 9

Project	AltaGas' Ownership Interest	Estimated Cost (1)	Expenditures to Date (2)	Status	Expected In-Service Date
Utilities Projects
Accelerated Utility Pipe Replacement Programs – District of Columbia	100%	Estimated US$374 million over the period from October 2020 to December 2025, plus additional expenditures in subsequent periods.	$nil (3)
Washington Gas has submitted an application for the second phase of PROJECTpipes to the Public Service Commission of the District of Columbia (PSC of DC). In the interim, in March 2020, the PSC of DC approved an additional extension of the plan for the six month period from April 1, 2020 to September 30, 2020 for an amount not to exceed US$12.5 million. On April 23, 2020, the PSC of DC established a procedural schedule for the case, with hearings scheduled for August 18-19, 2020 and a decision expected in October 2020.
					Individual assets are placed into service throughout the program.
Accelerated Utility Pipe Replacement Programs – Maryland	100%	Estimated US$350 million over the five year period from January 2019 to December 2023, plus additional expenditures in subsequent periods.	US$66 million (3)	The second phase of the accelerated utility pipe replacement programs in Maryland (STRIDE 2.0) began in January 2019.	Individual assets are placed into service throughout the program.
Accelerated Utility Pipe Replacement Programs – Virginia	100%	Estimated US$500 million over the five year period from January 2018 to December 2022, plus additional expenditures in subsequent periods.	US$189 million (3)	The second phase of the accelerated pipe replacement programs in Virginia (SAVE 2.0) began in January 2018.	Individual assets are placed into service throughout the program.
Accelerated Mains Replacement Programs – Michigan	100%	Estimated US$50 million over five year period from 2015 to 2020.	US$38 million (3)
The third phase of the Accelerated Mains Replacement Program (MRP3) in Michigan expires in May 2020. A new MRP program was agreed to in SEMCO’s recently settled rate case. The new five-year MRP program begins in 2021 with a total spend of approximately US$60 million. In addition to the new MRP program, SEMCO was also granted a new Infrastructure Reliability Improvement Program (IRIP) which is also a five-year program with a total spend of approximately US$55 million beginning in 2021.
					Individual assets are placed into service throughout the program.

(1)	These amounts are estimates and are subject to change based on various factors. Where appropriate, the amounts reflect AltaGas’ share of the various projects.

(2)
Expenditures to date reflect total cumulative expenditures incurred from inception of the projects to March 31, 2020. For WGL projects, this also includes any expenditures prior to the close of the WGL Acquisition on July 6, 2018.

(3)
The utility accelerated replacement programs are long-term projects with multiple phases for which expenditures are approved by the regulators and managed in five year increments. Expenditures to date only include amounts for the current programs described above, and exclude any expenditures made under prior increments of the programs. Actual regulatory filings may differ from reported amounts.

Non‑GAAP Financial Measures
This MD&A contains references to certain financial measures used by AltaGas that do not have a standardized meaning prescribed by GAAP and may not be comparable to similar measures presented by other entities. Readers are cautioned that these non-GAAP measures should not be construed as alternatives to other measures of financial performance calculated in accordance with GAAP. The non‑GAAP measures and their reconciliation to GAAP financial measures are shown below. These non-GAAP measures provide additional information that Management believes is meaningful in describing AltaGas' operational performance, liquidity and capacity to fund dividends, capital expenditures, and other investing activities. The specific rationale for, and incremental information associated with, each non‑GAAP measure is discussed below.

References to normalized EBITDA, normalized net income, normalized funds from operations, normalized adjusted funds from operations (AFFO), normalized utility adjusted funds from operations (UAFFO), normalized income tax expense, normalized

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 10

effective income tax rate, net debt, and net debt to total capitalization throughout this MD&A have the meanings as set out in this section.

Normalized EBITDA

	Three Months Ended March 31
($ millions)	2020	2019 (1)
Net income after taxes (GAAP financial measure)	$486	$822
Add:
Depreciation and amortization	105	118
Interest expense	70	93
Income tax expense	132	127
EBITDA	$793	$1,160
Add (deduct):
Transaction costs related to acquisitions and dispositions	9	12
Merger commitment recoveries	—	(5)
Unrealized gains on risk management contracts	(115)	(7)
Non-controlling interest related to HLBV investments	—	5
Losses (gains) on investments	3	(1)
Gain on sale of assets	(212)	(686)
Restructuring costs	1	—
Dilution loss on equity investment	16	—
COVID-19 related costs	1	—
Provisions on assets	2	—
Investment tax credits related to distributed generation assets	—	2
Accretion expenses	1	2
Normalized EBITDA	$499	$482

(1)
In prior periods, normalized EBITDA also included adjustments for changes in fair value of natural gas optimization inventory; however, beginning in 2020, this is no longer adjusted for as Management believes this more accurately represents AltaGas' operating profitability. Instead, normalized EBITDA is now adjusted for unrealized gains or losses on hedges related to this optimization inventory which is included in unrealized gains on risk management contracts. Comparative periods have been restated to reflect this change.

EBITDA is a measure of AltaGas' operating profitability prior to how business activities are financed, assets are amortized, or earnings are taxed. EBITDA is calculated from the Consolidated Statements of Income using net income adjusted for pre‑tax depreciation and amortization, interest expense, and income tax expense.

Normalized EBITDA includes additional adjustments for transaction costs related to acquisitions and dispositions, merger commitment recoveries due to a change in timing related to certain WGL merger commitments, unrealized gains on risk management contracts, non-controlling interest of certain investments to which HLBV accounting is applied, losses (gains) on investments, gain on sale of assets, restructuring costs, dilution loss on equity investment, COVID-19 related costs, provisions on assets, distributed generation asset related investment tax credits, and accretion expenses related to asset retirement obligations. AltaGas presents normalized EBITDA as a supplemental measure. Normalized EBITDA is used by Management to enhance the understanding of AltaGas' earnings over periods. The metric is frequently used by analysts and investors in the evaluation of entities within the industry as it excludes items that can vary substantially between entities depending on the accounting policies chosen, the book value of assets, and the capital structure.

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 11

Normalized Net Income

	Three Months Ended March 31
($ millions)	2020	2019 (1)
Net income applicable to common shares (GAAP financial measure)	$464	$809
Add (deduct) after-tax:
Transaction costs related to acquisitions and dispositions	8	10
Merger commitment recoveries	—	(5)
Unrealized gains on risk management contracts	(88)	(6)
Losses (gains) on investments	3	(1)
Gain on sale of assets	(185)	(593)
Restructuring costs	1	—
Dilution loss on equity investment	16	—
COVID-19 related costs	1	—
Normalized net income	$220	$214

(1)
In prior periods, normalized net income also included adjustments for after-tax changes in fair value of natural gas optimization inventory; however, beginning in 2020, this is no longer adjusted for as Management believes this more accurately represents AltaGas' operating profitability. Instead, normalized net income is now adjusted for after-tax unrealized gains or losses on hedges related to this optimization inventory which is included in unrealized gains on risk management contracts. Comparative periods have been restated to reflect this change.

Normalized net income represents net income applicable to common shares adjusted for the after-tax impact of transaction costs related to acquisitions and dispositions, merger commitment recoveries due to a change in timing related to certain WGL merger commitments, unrealized gains on risk management contracts, losses (gains) on investments, gain on sale of assets, restructuring costs, dilution loss on equity investment, and COVID-19 related costs. Normalized net income is used by Management to enhance the comparability of AltaGas’ earnings, as it reflects the underlying performance of AltaGas’ business activities.

Normalized Funds from Operations, AFFO, and UAFFO

	Three Months Ended March 31
($ millions)	2020	2019
Cash from operations (GAAP financial measure)	$475	$427
Add (deduct):
Net change in operating assets and liabilities	(61)	(63)
Asset retirement obligations settled	1	5
Funds from operations	$415	$369
Add (deduct):
Transaction costs related to acquisitions and dispositions (1)	3	12
Restructuring costs	1	—
COVID-19 related costs	1	—
Merger commitment recoveries	—	(5)
Normalized funds from operations	$420	$376
Add (deduct):
Net cash received from (paid to) non-controlling interests	(7)	16
Non-utility maintenance capital	(14)	(8)
Preferred dividends paid	(17)	(17)
Normalized adjusted funds from operations	$382	$367
Add (deduct):
Utilities depreciation and amortization	(74)	(73)
Normalized utility adjusted funds from operations	$308	$294

(1)	Excluding non-cash amounts.

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 12

Normalized funds from operations, normalized adjusted funds from operations, and normalized utility adjusted funds from operations are used to assist Management and investors in analyzing the liquidity of the Corporation. Management uses these measures to understand the ability to generate funds for capital investments, debt repayment, dividend payments, and other investing activities.

Funds from operations are calculated from the Consolidated Statements of Cash Flows and are defined as cash from operations before net changes in operating assets and liabilities and expenditures incurred to settle asset retirement obligations. Normalized funds from operations is calculated based on cash from operations and adjusted for changes in operating assets and liabilities in the period and non‑operating related expenses (net of current taxes) such as transaction and financing costs related to acquisitions and dispositions, merger commitments, COVID-19 related costs, and restructuring costs. Normalized adjusted funds from operations is based on normalized funds from operations, further adjusted to remove the impact of cash transactions with non-controlling interests, non-utility maintenance capital, and preferred share dividends paid. Normalized utility adjusted funds from operations is based on normalized adjusted funds from operations, further adjusted for Utilities segment depreciation and amortization.

Funds from operations, normalized funds from operations, normalized adjusted funds from operations, and normalized utility adjusted funds from operations as presented should not be viewed as an alternative to cash from operations or other cash flow measures calculated in accordance with GAAP.

Normalized Income Tax Expense

	Three Months Ended March 31
($ millions)	2020	2019
Income tax expense (GAAP financial measure)	$132	$127
Add (deduct) tax impact of:
Transaction costs related to acquisitions and dispositions	1	2
Unrealized gains on risk management contracts	(27)	(1)
Gain on sale of assets	(26)	(93)
Provisions on assets	2	—
Investment tax credits related to distributed generation assets	—	2
Normalized income tax expense	$82	$37

Normalized income tax expense represents income tax expense adjusted for the tax impact of transaction costs related to acquisitions and dispositions, unrealized gains on risk management contracts, gain on sale of assets, provisions on assets, and distributed generation asset related investment tax credits. This measure is used by Management to enhance the comparability of the impact of income tax on AltaGas’ earnings, as it reflects the underlying performance of AltaGas’ business activities, and is presented to provide this perspective to analysts and investors.

Net Debt and Net Debt to Total Capitalization

Net debt and net debt to total capitalization are used by the Corporation to monitor its capital structure and financing requirements. It is also used as a measure of the Corporation’s overall financial strength and is presented to provide this perspective to analysts and investors. Net debt is defined as short-term debt (excluding third-party project financing obtained for the construction of certain energy management services projects), plus current and long-term portions of long-term debt, less cash and cash equivalents. Total capitalization is defined as net debt plus shareholders’ equity and non-controlling interests. Additional information regarding these non-GAAP measures can be found under the Capital Resources section of this MD&A.

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 13

Supplemental Calculations
Reconciliation of Normalized EBITDA to Normalized Net Income

The below table provides a supplemental reconciliation of normalized EBITDA to normalized net income. Both of these non-GAAP measures have been previously reconciled to the relevant GAAP financial measures in the section above. This supplemental information is provided as additional information to assist analysts and investors in comparing normalized EBITDA to normalized net income and is not intended as a substitute for the reconciliations to the nearest comparable GAAP measures. Readers should not place undue reliance on this supplemental reconciliation.

	Three Months Ended March 31
($ millions)	2020	2019
Normalized EBITDA	$499	$482
Add (deduct):
Depreciation and amortization	(105)	(118)
Interest expense	(70)	(93)
Income tax expense	(132)	(127)
Normalizing items impacting income tax expense	51	90
Accretion expenses	(1)	(2)
Non-controlling interest related to HLBV investments	—	(5)
Net income (loss) applicable to non-controlling interests	(5)	4
Preferred share dividends	(17)	(17)
Normalized net income	$220	$214

Calculation of Normalized Effective Income Tax Rate

The below table provides a calculation of normalized effective income tax rate from normalized net income and normalized income tax expense. Both of these non-GAAP measures have been previously reconciled to the relevant GAAP measures in the section above. This supplemental calculation is provided as additional information to assist analysts and investors in comparing normalized income tax expense to normalized net income and is not intended as a substitute for the reconciliations to the nearest comparable GAAP measures. Readers should not place undue reliance on this supplemental calculation.

	Three Months Ended March 31
($ millions, except normalized effective income tax rate)	2020	2019
Normalized net income	$220	$214
Add (deduct):
Normalized income tax expense	82	37
Net income (loss) applicable to non-controlling interests	5	(4)
Non-controlling interest related to HLBV investments	—	5
Preferred share dividends	17	17
Normalized net income before taxes	$324	$269

Normalized effective income tax rate (%) (1)	25.3	13.8

(1)	Calculated as normalized income tax expense divided by normalized net income before taxes.

Results of Operations by Reporting Segment

In the first quarter of 2020, AltaGas revised its reportable segments to align with the structure of its business following asset sales completed as part of its 2019 asset monetization program. As a result of these changes, AltaGas has refocused on its core Utilities

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 14

and Midstream segments. Consistent with Management’s strategic view of the business and the basis on which it assesses performance and allocates resources, beginning in 2020, AltaGas has two operating segments: Utilities (which now includes the WGL retail marketing business) and Midstream. These operating segments have not been aggregated in the determination of AltaGas' reportable segments.

Normalized EBITDA (1) (2)	Three Months Ended March 31
($ millions)	2020	2019
Utilities	$369	$335
Midstream	120	128
Sub-total: Operating Segments	$489	$463
Corporate/Other	10	19
	$499	$482

(1)	Non‑GAAP financial measure; See discussion in Non‑GAAP Financial Measures section of this MD&A.

(2)
Beginning in 2020, Management no longer adjusts normalized EBITDA or normalized net income for changes in the fair value of natural gas optimization inventory. Please see the Non-GAAP Financial Measures section of this MD&A for additional detail. As such, comparative periods have been adjusted to reflect the before and after-tax impacts of this change to normalized EBITDA and normalized net income, respectively.

Revenue	Three Months Ended March 31
($ millions)	2020	2019
Utilities	$1,405	$1,532
Midstream	450	296
Sub-total: Operating Segments	$1,855	$1,828
Corporate/Other	26	71
Intersegment eliminations	(12)	(1)
	$1,869	$1,898

Utilities

Operating Statistics

	Three Months Ended March 31
	2020	2019
Natural gas deliveries - end-use (Bcf) (1)	66.6	75.4
Natural gas deliveries - transportation (Bcf) (1)	40.5	47.6
Service sites (thousands) (2)	1,661	1,647
Degree day variance from normal - SEMCO Gas (%) (3)	(11.4)	5.7
Degree day variance from normal - ENSTAR (%) (3)	16.1	(9.4)
Degree day variance from normal - Washington Gas (%) (3) (4)	(17.1)	(1.1)
Retail energy marketing - gas sales volumes (Mmcf)	21,916	27,411
Retail energy marketing - electricity sales volumes (GWh)	3,511	3,080

(1)	Bcf is one billion cubic feet.

(2)	Service sites reflect all of the service sites of the utilities, including transportation and non‑regulated business lines.

(3)
A degree day is a measure of coldness determined daily as the number of degrees the average temperature during the day in question is below 65 degrees Fahrenheit. Degree days for a particular period are determined by adding the degree days incurred during each day of the period. Normal degree days for a particular period are the average of degree days during the prior 15 years for SEMCO Gas, during the prior 10 years for ENSTAR, and during the prior 30 years for Washington Gas.

(4)
In certain of Washington Gas’ jurisdictions (Virginia and Maryland) there are billing mechanisms in place which are designed to eliminate the effects of variance in customer usage caused by weather and other factors such as conservation. In the District of Columbia, there is no weather normalization billing mechanism nor does Washington Gas hedge to offset the effects of weather. As a result, colder or warmer weather will result in variances to financial results.

During the first quarter of 2020, AltaGas’ Utilities segment experienced warmer weather at SEMCO and Washington Gas, and colder weather at ENSTAR compared to the same quarter of 2019.

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 15

Service sites at March 31, 2020 increased by approximately 14 thousand sites compared to March 31, 2019 due to a growth in customer base.

In the first quarter of 2020, U.S. retail gas sales volumes were 21,916 Mmcf, compared to 27,411 Mmcf in the same period of 2019. The decrease was primarily due to warmer weather in the first quarter of 2020 compared to the same period of 2019.

U.S. retail electricity sales volumes were 3,511 GWh in the first quarter of 2020, compared to 3,080 GWh in the same period of 2019. The increase was primarily due to an increase in customers served by the business.

Three Months Ended March 31

The Utilities segment normalized EBITDA was $369 million in the first quarter of 2020, compared to normalized EBITDA of $335 million in the same quarter in 2019. The increase in normalized EBITDA was mainly due to the impact of Washington Gas' 2019 Maryland and Virginia rate cases, higher revenue from accelerated pipe replacement program spend, higher rates effective January 2020 at SEMCO due to the 2019 rate case application, higher margins and growth in customer base from WGL's retail power marketing business, lower operating costs at certain of the utilities, the favorable impact of the stronger U.S. dollar, and colder weather in Alaska. The increase was partially offset by warmer weather in the District of Columbia and Michigan, and lower gas margins and volumes from WGL's retail gas marketing business as a result of warmer weather.

During the first quarter of 2020, the Utilities segment recorded a pre-tax gain of $206 million on the disposition of ACI. There were no dispositions in the Utilities segment in the first quarter of 2019.

Rate Case Updates

Utility/Jurisdiction	Date Filed	Request	Status	Expected Timing of Decision
Washington Gas - District of Columbia	January 2020
US$35 million increase in
base rates, including US$9
million of annual
PROJECTpipes surcharges
currently paid by customers
for accelerated pipeline
replacement. Therefore, the incremental amount of the base rate increase requested is approximately US$26 million.

Washington Gas filed this rate case on January
13, 2020. Washington Gas has also requested
approval for a Revenue Normalization
Adjustment mechanism to reduce customer bill
fluctuations due to weather-related usage
variations, similar to existing mechanisms in both
Maryland and Virginia. On April 29, 2020, the PSC of DC issued an Order which established a procedural schedule and identified issues to be addressed in the Washington Gas' supplemental direct testimony to be filed May 15, 2020.  Hearings are scheduled for October 6-9, 2020, and a decision is expected to be issued by February 16, 2021.
Not yet known

COVID-19 Related Orders

On March 16, 2020, the Council of the District of Columbia (DC Council) passed legislation prohibiting the disconnection of electric and gas services for non-payment of fees during a public health emergency. The Mayor’s declaration is currently through April 24, 2020, but would extend for 15 days following the end of the public health emergency. On April 15, 2020, the PSC of DC issued an order authorizing Washington Gas to create a regulatory asset account to record the incremental costs related to COVID-19 that were prudently incurred beginning March 11, 2020, to ensure that District of Columbia residents would continue to have essential utility services during the public health emergency. On April 15, 2020, the Mayor issued an order that further extends the public health emergency in the District of Columbia through May 15, 2020.

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 16

On March 16, 2020, the Governor of MD issued an Executive Order which ordered regulated utilities to cease disconnections and billing of late fees for residential customers through May 1, 2020. On April 29, 2020, this was extended to June 1, 2020. On April 9, 2020, the Maryland Public Service Commission (PSC of MD) authorized each utility company to establish a regulatory asset to record the effects of incremental collection and other costs related to COVID-19, prudently incurred beginning on March 16, 2020.

On March 16, 2020, the State Corporation Commission of Virginia (SCC of VA) issued an order which prohibited disconnections of electricity, gas, water, and sewer utility services during the coronavirus public health emergency through May 15, 2020. On April 9, 2020, the SCC of VA issued an order which extends the ban on service disconnections by 30 days, through June 14, 2020. The SCC of VA further supplemented their March 16, 2020 order by directing that for customers whose payment arrearages are due to the coronavirus emergency, late payment fees shall not be assessed. The SCC of VA also urged utilities to waive reconnection fees for customers. On April 21, 2020, Washington Gas, together with several other Virginia utility companies, filed a request with the SCC of VA for approval to create a regulatory asset to record incremental prudently incurred costs and suspended late payment fees attributable to the COVID-19 pandemic. On April 29, 2020, the SCC of VA issued an order approving this request.

On April 10, 2020, the Governor of Alaska signed Senate Bill 241 (SB 241), which allows certificated utilities to record a regulatory asset for extraordinary costs and uncollectible residential utility bills that result from the COVID-19 public health disaster emergency declared by the governor on March 11, 2020. The determination as to whether an extraordinary expense resulted from the COVID-19 emergency is subject to approval by the Regulatory Commission of Alaska (RCA) before recovery occurs through future rates. In response to SB 241, on April 15, 2020, the RCA opened an information docket to gather information including how utilities are dealing with COVID-19 and its effects. It will also discuss specific sections of SB 241 regarding deadlines for Commission actions and regulatory assets in a later public meeting.

On April 15, 2020, the Michigan Public Service Commission (MPSC) issued an order for all utilities which allows for regulatory asset accounting to capture bad debts in excess of what is in approved rates. Incremental cost recovery was not addressed in the order, however utilities were asked to file comments by April 30, 2020, on what extraordinary costs, costs savings and incremental revenues related to COVID-19 should be considered by the MPSC and how those costs should be tracked. In addition, the order included a list of additional customer protection requirements.

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 17

Midstream

Operating Statistics

	Three Months Ended March 31
	2020	2019
RIPET export volumes (Bbls/d) (1)	35,141	—
Total inlet gas processed (Mmcf/d) (2)	1,393	1,481
Extracted ethane volumes (Bbls/d) (2)	29,932	23,431
Extracted NGL volumes (Bbls/d) (2) (3)	32,495	37,643
Fractionation volumes (Bbls/d) (2) (4)	21,079	16,828
Frac spread - realized ($/Bbl) (2) (5)	11.76	16.84
Frac spread - average spot price ($/Bbl) (2) (6)	2.04	11.79
Propane Far East Index (FEI) to Mont Belvieu spread (US$/Bbl) (7)	16.23	—
Natural gas optimization inventory (Bcf)	34.3	13.2

(1)	Represents propane volumes exported at RIPET since facility was placed into service in May 2019.

(2)	Average for the period.

(3)	NGL volumes refer to propane, butane and condensate.

(4)	Represents fractionation volumes at Harmattan, Younger and North Pine.

(5)
Realized frac spread or NGL margin, expressed in dollars per barrel of NGL, is derived from sales recorded by the segment during the period for frac exposed volumes plus the settlement value of frac hedges settled in the period less extraction premiums, divided by the total frac exposed volumes produced during the period.

(6)
Average spot frac spread or NGL margin, expressed in dollars per barrel of NGL, is indicative of the average sales price that AltaGas receives for propane, butane and condensate less extraction premiums, before accounting for hedges, divided by the respective frac exposed volumes for the period.

(7)	Average propane price spread between Argus Far East Index and Mont Belvieu TET commercial index for the period beginning May 2019.

Propane volumes exported to Asia for the three months ended March 31, 2020 averaged 35,141 Bbls/d, with six shipments from RIPET in the first quarter of 2020. Shipments for RIPET in the first quarter of 2020 were on target despite the rail blockades experienced in February.

Inlet gas processing volumes for the first quarter of 2020 decreased by 88 Mmcf/d compared to the same quarter of 2019. Factors negatively impacting inlet gas processing volumes in the first quarter of 2020 included the disposal of certain non-core facilities in February 2019, and lower processed volumes at the Townsend complex, Blair Creek facility, and the straddle facilities. The decrease was partially offset by volumes from the Nig Creek facility which was placed in-service in September 2019, additional Eagle Hill volumes at Harmattan commencing May 2019, higher interruptible volumes at Gordondale, and higher volumes at Younger due to the absence of outages in 2020.

Average ethane volumes for the first quarter of 2020 increased by 6,501 Bbls/d, while average extracted NGL volumes decreased by 5,148 Bbls/d compared to the same period in 2019. Higher ethane volumes were a result of additional contracted ethane volumes at Edmonton Ethane Extraction Plant (EEEP) and Harmattan, partially offset by reinjected ethane volumes at Pembina Empress Extraction Plant (PEEP). Lower extracted NGL volumes were a result of lower inlet volumes at the Townsend complex and Blair Creek, partially offset by higher extracted NGL volumes at Gordondale due to higher inlet.

Fractionation volumes increased by 4,251 Bbls/d as a result of the North Pine expansion and additional liquids volumes from the Northeast B.C. (NEBC) facilities and higher trucked-in volumes at Harmattan.

Natural gas optimization inventory as at March 31, 2020 was 34.3 Bcf (December 31, 2019 - 41.4 Bcf). The decrease in natural gas optimization inventory was primarily due to withdrawal of inventory in the first quarter of 2020 as a result of higher natural gas prices.

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 18

Three Months Ended March 31

The Midstream segment reported normalized EBITDA of $120 million in the first quarter of 2020, compared to $128 million in the same quarter of 2019. The decrease was mainly due to lower storage spreads and transportation margins from WGL Midstream assets, as a result of warmer weather leading to a deferral of sales and hedges rolled into future heating seasons. In addition, Midstream normalized EBITDA was negatively impacted by the sale of WGL Midstream's indirect non-operating interest in the Central Penn pipeline in November 2019, the impact of the sale of the Stonewall Gas Gathering system in May 2019, and lower frac spreads. These were partially offset by contributions from RIPET which was placed in-service in May 2019, higher fractionation and liquids handling revenues due to higher netbacks and processed volumes at the NEBC facilities, and higher AFUDC related to Mountain Valley. During the first quarter of 2020, AltaGas recorded equity earnings of $9 million from Petrogas compared to $22 million in the same quarter of 2019. The decrease was mainly due lower crude and NGL deliveries and margins as a result of rail blockades, the slowdown in industry activity caused by the ongoing COVID-19 pandemic, OPEC decisions, and higher unrealized non-cash losses on hedges and financial instruments.

During the first quarter of 2020, AltaGas hedged approximately 7,433 Bbls/d of NGL volumes at an average price of $33/Bbl excluding basis differentials. During the first quarter of 2019, AltaGas hedged 6,228 Bbls/d of NGL at an average price of $40/Bbl, excluding basis differentials. The average indicative spot NGL frac spread for the first quarter of 2020 was approximately $2/Bbl, compared to $12/Bbl in the same quarter of 2019 inclusive of basis differentials. The realized frac spread of approximately $12/Bbl in the first quarter of 2020 (2019 - $17/Bbl) was lower than the same period in 2019 due to lower spot NGL frac spreads. For RIPET, during the first quarter of 2020, AltaGas hedged approximately 26,317 Bbls/d of propane export volumes at an average FEI to Mont Belvieu spread of US$12/Bbl.

In the first quarter of 2020, AltaGas recorded a pre-tax provision of approximately $2 million related to land parcels located near the Harmattan gas processing plant. During the first quarter of 2019, AltaGas recognized a pre-tax gain of $5 million on the sale of certain non-core Midstream processing facilities.

Corporate/Other

Three Months Ended March 31

In the Corporate/Other segment, normalized EBITDA for the first quarter of 2020 was $10 million, compared to $19 million in the same quarter of 2019. The decrease was mainly due to the impact of asset sales, including the Northwest Hydro facilities in January 2019, the U.S. distributed generation assets in September 2019, and certain non-core power assets in February 2019, partially offset by lower employee salary and benefit expenses and lower expenses related to employee incentive plans.

During the first quarter of 2020, the Corporate/Other segment recognized a pre-tax gain of $6 million on certain U.S. distributed generation projects which were sold in 2019 but transferred to the purchaser during the quarter. During the first quarter of 2019, the Corporate/Other segment recognized a pre-tax gain of $688 million on the sale of the remaining interest in the Northwest Hydro facilities. In addition, during the first quarter of 2019, the sale of Canadian non-core Power assets was completed resulting in a pre-tax loss of $6 million, and the sale of a WGL Energy Systems financing receivable was completed resulting in a pre-tax loss of $1 million.

Invested Capital

	Three Months Ended March 31, 2020
($ millions)	Utilities	Midstream	Corporate/Other	Total
Invested capital:
Property, plant and equipment	$144	$42	$17	$203
Intangible assets	—	—	1	1
Long-term investments	—	64	—	64
Contributions from non-controlling interest	—	(3)	—	(3)
Invested capital	144	103	18	265
Disposals:
Property, plant and equipment	—	—	(4)	(4)
Equity method investments	(369)	(7)	—	(376)
Invested capital, net of disposals	$(225)	$96	$14	$(115)

	Three Months Ended March 31, 2019
($ millions)	Utilities	Midstream	Corporate/ Other	Total
Invested capital:
Property, plant and equipment	$140	$74	$14	$228
Intangible assets	—	1	3	4
Long-term investments	—	85	—	85
Contributions from non-controlling interest	—	(16)	—	(16)
Invested capital	140	144	17	301
Disposals:
Property, plant and equipment	—	(88)	(1,341)	(1,429)
Invested capital, net of disposals	$140	$56	$(1,324)	$(1,128)

During the first quarter of 2020, AltaGas’ invested capital was $265 million, compared to $301 million in the same quarter of 2019. The decrease in invested capital was primarily due to lower additions to property, plant and equipment and lower contributions to WGL's equity investments in the Mountain Valley pipeline and Central Penn which was sold in November 2019.

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 19

The decrease in additions to property, plant and equipment in the first quarter of 2020 was mainly due to lower capital expenditures related to the absence of construction costs related to the Marquette Connector Pipeline which was placed in-service in December 2019, the absence of construction costs related to RIPET which was placed in-service in May 2019, partially offset by expenditures related to the Townsend 2B expansion, North Pine expansion, and the NEBC pipeline projects.

The invested capital in the first quarter of 2020 included maintenance capital of $nil (2019 ‑ $1 million) in the Midstream segment and $14 million (2019 ‑ $7 million) related to remaining power assets in the Corporate/Other segment. The increase in maintenance capital for the Corporate/Other segment was primarily due to planned turnaround maintenance capital at the Blythe facility.

Risk Management

Risks Related to COVID-19

On March 11, 2020, the World Health Organization declared the outbreak of a strain of novel coronavirus disease, COVID-19, a global pandemic. Governments in affected areas in which AltaGas operates have imposed a number of measures designed to contain the outbreak, including business closures, travel restrictions, quarantines and cancellations of gatherings and events. The expected impacts on the global economy are anticipated to be far-reaching, however, due to the speed with which the situation is developing and the uncertainty of its magnitude, outcome and duration, it is not currently possible to accurately quantify the impact of the pandemic on AltaGas’ operations or financial results.

AltaGas has identified the following as potential direct or indirect impacts to its business and operations from the pandemic:

▪
Key employees and personnel: AltaGas' ability to keep essential operating personnel in place may be challenged as a result of potential COVID-19 outbreaks or quarantines. Widespread inability of AltaGas' workforce or that of the Corporation's contractors to perform their duties would have an adverse impact on AltaGas' ability to continue normal operations in the Utilities, Midstream and Corporate/Other segments. Also, AltaGas may face allegations of liability to the extent that it is unable to effectively protect its workforce against the transmission of the virus;

▪
Adverse impacts on market fundamentals: In the Utilities segment, COVID-19 impacts gas demand through business closures and supply as a result of decreased production forecasts. In the Midstream segment, lower NGL pricing, lower demand in Asia and lower production in the Western Canada Sedimentary Basin (WCSB) could all have an adverse impact on AltaGas’ financial results and business operations;

▪
Counterparty and supplier risk: Increased exposure that contract counterparties and suppliers could fail to meet their obligations to AltaGas. Such non-performance by a significant counterparty or supplier could adversely affect AltaGas' operations and financial results;

▪
Share price: Global financial conditions continue to be subject to volatility arising from international geopolitical developments and the significant recent market reaction to COVID-19, resulting in a significant reduction in many major market indices and in AltaGas’ share price. Such decline may negatively impact the Corporation's ability to access the public markets;

▪
Privacy and cyber security: Increased volume and sophistication of targeted cyber attacks have been seen since the declaration of the global pandemic. Pandemic-adjusted operations, such as work from home arrangements and remote access to the Corporation's systems, may pose heightened risk of cyber security and privacy breaches;

▪	Access to capital: The uncertainty in the global financial markets could make capital increasingly hard to access; and

▪
IT infrastructure: Pandemic-adjusted operations, such as work from home arrangements, have put additional stress on the Corporation's IT infrastructure as a result of remote access demands and online meetings. A failure of such infrastructure could severely limit AltaGas' ability to conduct ordinary operations.

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 20

These risks may adversely impact the Corporation's ability to carry out its business plans for 2020. AltaGas has been closely monitoring developments related to COVID-19, including the existing and potential impact on global and local economies in the jurisdictions where it operates. While safeguarding the well-being of individuals is AltaGas' principal concern, it remains focused on continuity plans and preparedness measures at each of its businesses. Several measures designed to ensure continued operation have been implemented to date, and the Corporation continues to evaluate and assess further actions.

Other

AltaGas is exposed to various market risks in the normal course of operations that could impact earnings and cash flows. AltaGas enters into physical and financial derivative contracts to manage exposure to fluctuations in commodity prices and foreign exchange rates, as well as to optimize certain owned and managed natural gas assets. The Board of Directors of AltaGas has established a risk management policy for the Corporation establishing AltaGas’ risk management control framework. Derivative instruments are governed under, and subject to, this policy. As at March 31, 2020 and December 31, 2019, the fair values of the Corporation’s derivatives were as follows:

($ millions)	March 31, 2020	December 31, 2019
Natural gas	$(59)	$(77)
Energy exports	15	(75)
NGL frac spread	13	(2)
Power	(7)	(12)
Net derivative liability	$(38)	$(166)

Summary of Risk Management Contracts

Commodity Price Contracts

▪
The average indicative spot NGL frac spread for the three months ended March 31, 2020 was approximately $2/Bbl (2019 – $12/Bbl), inclusive of basis differentials. The average NGL frac spread realized by AltaGas (based on average spot price and realized hedge price inclusive of basis differentials) for the three months ended March 31, 2020 was approximately $12/Bbl inclusive of basis differentials (2019 - $17/Bbl).

▪
For 2020, AltaGas estimates an average of approximately 10,000 Bbls/d of NGL will be exposed to frac spreads prior to hedging activities. Hedges are in place for approximately 93 percent of frac exposed NGL volumes including internal hedges.

▪
At RIPET, propane price margins are protected through AltaGas' comprehensive hedging program. Approximately one third of 2020 volumes are contracted under tolling arrangements. For the remaining volumes, approximately 80 percent are financially hedged at a similar FEI to Mont Belvieu spread compared to 2019. Collectively, approximately 86 percent of RIPET’s propane export volumes are hedged for 2020.

Foreign Exchange Contracts

▪
As at March 31, 2020, management has designated US$680 million of outstanding U.S. dollar denominated long-term debt to hedge against the currency translation effect of its foreign investments (December 31, 2019 - US$300 million).

▪
For the three months ended March 31, 2020, AltaGas recognized after-tax unrealized losses of $42 million arising from the translation of debt in other comprehensive income (2019 - unrealized gains of $39 million).

Weather Instruments

▪
For the three months ended March 31, 2020, pre-tax losses of $3 million (2019 - pre-tax gains of less than $1 million) were recorded related to heating degree day (HDD) and cooling degree day (CDD) instruments.

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 21

The Effects of Derivative Instruments on the Consolidated Statements of Income

The following table presents the unrealized gains (losses) on derivative instruments as recorded in the Corporation’s Consolidated Statements of Income:

	Three Months Ended March 31
($ millions)	2020	2019
Natural gas	$16	$12
Energy exports	86	—
NGL frac spread	14	(11)
Power	(1)	5
Foreign exchange	—	1
	$115	$7

Please refer to Note 23 of the 2019 Annual Consolidated Financial Statements and Note 14 of the unaudited condensed interim Consolidated Financial Statements as at and for the three months ended March 31, 2020 for further details regarding AltaGas’ risk management activities.

Liquidity

As a result of certain commitments made to the PSC of DC, the PSC of MD, and the SCC of VA in respect of the WGL Acquisition, Washington Gas is subject to certain restrictions when paying dividends to AltaGas. However, AltaGas does not expect that this will have an impact on AltaGas’ ability to meet its obligations.

In addition, Wrangler SPE LLC and Washington Gas made certain ring fencing commitments to the PSC of DC, the PSC of MD, and the SCC of VA with the intention of removing Washington Gas from the bankruptcy estate of AltaGas and its affiliates, other than Washington Gas and Wrangler SPE LLC (together, the “Ring Fenced Entities”). Because of these ring fencing measures, none of the assets of the Ring Fenced Entities would be available to satisfy the debt or contractual obligations of AltaGas or any non-Ring Fenced Entity Affiliate, including any indebtedness or other contractual obligations of AltaGas, and the Ring Fenced Entities do not bear any liability for indebtedness or other contractual obligations of any non-Ring Fenced Entity, and vice versa.

	Three Months Ended March 31
($ millions)	2020	2019
Cash from operations	$475	$427
Investing activities	127	1,180
Financing activities	(338)	(1,627)
Increase (decrease) in cash, cash equivalents, and restricted cash	$264	$(20)

Cash From Operations

Cash from operations increased by $48 million for the three months ended March 31, 2020 compared to the same period in 2019, primarily due to higher net income after taxes (after adjusting for non-cash items), partly offset by lower distributions from equity investments and an unfavorable variance in the net change in operating assets and liabilities. The majority of the variance in net change in operating assets and liabilities was due to decreased cash flows from regulatory assets and liabilities as a result of overall warmer weather experienced by the Utilities segment and decreased cash flow from inventory due to lower volumes at the Utilities. These decreases were almost entirely offset by increased cash flows from changes in accounts receivable due to the overall warmer weather and increased cash flows from accounts payable and accrued liabilities due to lower volumes.

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 22

Working Capital

($ millions, except working capital ratio)	March 31, 2020	December 31, 2019
Current assets	$2,338	$2,196
Current liabilities	2,699	3,125
Working deficiency	$(361)	$(929)
Working capital ratio (1)	0.87	0.70

(1)	Calculated as current assets divided by current liabilities.

The increase in the working capital ratio was primarily due to increases in cash and decreases in short term debt and accounts payable and accrued liabilities, partially offset by decreases in accounts receivable and inventory, and increases in the current portion of long-term debt. AltaGas’ working capital will fluctuate in the normal course of business. The working capital deficiency is expected to be funded using cash flow from operations, proceeds from asset sales, and available credit facilities as required.

Investing Activities

Cash from investing activities for the three months ended March 31, 2020 was $127 million, compared to cash from investing activities of $1.2 billion in the same period in 2019. Investing activities for the three months ended March 31, 2020 primarily included proceeds of $376 million from the disposition of equity investments, which was primarily comprised of proceeds on the ACI sale, partially offset by expenditures of approximately $189 million for property, plant and equipment and intangible assets, and approximately $64 million of contributions to equity investments. Investing activities for the three months ended March 31, 2019 primarily included proceeds of $1.4 billion from asset sales completed in the first quarter of 2019 (including the Northwest Hydro facilities and non-core Canadian Midstream and Power assets) and proceeds of $74 million from the sale of a WGL Energy Systems financing receivable, partially offset by expenditures of approximately $238 million for property, plant and equipment and intangible assets, and approximately $85 million of contributions to equity investments.

Financing Activities

Cash used in financing activities for the three months ended March 31, 2020 was $338 million, compared to cash used in financing activities of $1.6 billion in the same period in 2019. Financing activities for the three months ended March 31, 2020 were primarily comprised of net repayments of short and long-term debt of $706 million, dividends of $84 million, distributions to non-controlling interests of $10 million, and long-term debt repayment of $1 million, partially offset by net issuances under credit facilities of $454 million and contributions from non-controlling interests of $3 million. Financing activities for the three months ended March 31, 2019 were primarily comprised of net repayments under credit facilities of $1.2 billion, net repayments of short and long-term debt of $430 million, and dividends of $83 million, partially offset by long-term debt issuances of $100 million, contributions from non-controlling interest of $17 million, and net proceeds from the issuance of common shares of $10 million (mainly from common shares issued through DRIP). Total dividends paid to common and preferred shareholders of AltaGas for the three months ended March 31, 2020 were $84 million (2019 - $83 million), of which $6 million was reinvested through the DRIP (2019 - $10 million). The increase in dividends paid was due to a higher number of common shares outstanding. Beginning with the January dividend payable on February 17, 2020, dividend payments are no longer eligible for reinvestment by participating shareholders under the DRIP.

Capital Resources

AltaGas' objective for managing capital is to maintain its investment grade credit ratings, ensure adequate liquidity, optimize the profitability of its existing assets and grow its energy infrastructure to create long‑term value and enhance returns for its investors. AltaGas' capital structure is comprised of shareholders' equity (including non‑controlling interests), short‑term and long‑term debt (including the current portion) less cash and cash equivalents.

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 23

The use of debt or equity funding is based on AltaGas’ capital structure, which is determined by considering the norms and risks associated with operations and cash flow stability and sustainability.

($ millions, except net debt-to-total capitalization)	March 31, 2020	December 31, 2019
Short-term debt (1)	$65	$389
Current portion of long-term debt	1,061	923
Long-term debt (2)	6,238	5,928
Total debt	7,364	7,240
Less: cash and cash equivalents	(335)	(57)
Net debt	$7,029	$7,183
Shareholders' equity	8,279	7,215
Non-controlling interests	152	154
Total capitalization	$15,460	$14,552

Net debt-to-total capitalization (%)	45	49

(1)
For the purposes of the net debt calculation, short-term debt excludes third-party project financing obtained on behalf of the United States federal government to provide funds for the construction of certain energy management services projects. As this debt was obtained on behalf of the U.S. government, AltaGas would only need to repay in the event that the project is not completed or accepted by the government. See Note 15 of the 2019 Annual Consolidated Financial Statements for additional details. At March 31, 2020, the project financing balance excluded from short-term debt in above table was $77 million (December 31, 2019 - $71 million).

(2)	Net of debt issuance costs of $39 million as at March 31, 2020 (December 31, 2019- $36 million).

As at March 31, 2020, AltaGas’ total debt primarily consisted of outstanding MTNs of $3.1 billion (December 31, 2019 - $3.0 billion), WGL and Washington Gas long-term debt of $2.5 billion, reflecting fair value adjustments on acquisition (December 31, 2019 - $2.7 billion), SEMCO long‑term debt of $505 million (December 31, 2019 - $466 million), $1.3 billion drawn under the bank credit facilities (December 31, 2019 - $643 million) and short-term debt of $142 million (December 31, 2019 - $460 million). In addition, AltaGas had $321 million of letters of credit outstanding (December 31, 2019 - $307 million). For the three months ended March 31, 2020, the weakening of the Canadian dollar against the U.S. dollar resulted in an increase to total debt of approximately $400 million, which was more than offset by repayments on debt in the quarter.

As at March 31, 2020, AltaGas’ total market capitalization was approximately $3.6 billion based on approximately 279 million common shares outstanding and a closing trading price on March 31, 2020 of $12.75 per common share.

AltaGas' earnings interest coverage for the rolling 12 months ended March 31, 2020 was 2.4 times (12 months ended March 31, 2019 – 1.4 times).

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 24

Credit Facilities		Drawn at	Drawn at
($ millions)	Borrowing capacity	March 31, 2020	December 31, 2019
AltaGas unsecured demand credit facilities (1) (2)	$70	$—	$156
AltaGas unsecured extendible revolving letter of credit facilities (1) (2)	—	—	150
AltaGas unsecured revolving credit facilities (1) (2) (4)	3,678	695	90
AltaGas unsecured term credit facility (1) (2)	426	426	390
SEMCO Energy US$150 million unsecured credit facilities (1) (2)	213	100	164
WGL US$250 million unsecured revolving credit facility (2) (3)	355	197	—
Washington Gas US$450 million unsecured revolving credit facility (2) (3)	638	207	—
	$5,380	$1,625	$950

(1)	Amount drawn at March 31, 2020 converted at the month‑end rate of 1 U.S. dollar = 1.4187 Canadian dollar (December 31, 2019 - 1 U.S. dollar = 1.2988 Canadian dollar).

(2)	All US$ borrowing capacity was converted at the March 31, 2020 U.S./Canadian dollar month-end exchange rate.

(3)
WGL and Washington Gas have the right to request additional borrowings of up to US$100 million with the bank’s approval, for a total of US$350 million and US$550 million on their respective facilities.

(4)
AltaGas also has demand Letter of Credit facilities of $709 million (US$500 million). At March 31, 2020, there were letters of credit for $298 million (December 31, 2019 - $281 million) issued on these facilities and an additional $23 million (December 31, 2019 - $25 million) issued on the company's revolving credit facilities).

WGL and Washington Gas use short-term debt in the form of commercial paper or unsecured short-term bank loans to fund seasonal cash requirements. Revolving committed credit facilities are maintained in an amount equal to or greater than the expected maximum commercial paper position. At March 31, 2020, commercial paper outstanding totaled US$214 million for WGL and Washington Gas (December 31, 2019 – US$583 million).

All of the borrowing facilities have covenants customary for these types of facilities, which must be met at each quarter end. AltaGas and its subsidiaries have been in compliance with all financial covenants each quarter since the establishment of the facilities. AltaGas and its subsidiaries are also in compliance with trust indenture requirements for its MTNs as at March 31, 2020 and December 31, 2019.

The following table summarizes the Corporation's primary financial covenants as defined by the credit facility agreements:

Ratios	Debt covenant requirements	As at March 31, 2020
Bank debt-to-capitalization (1) (2)	not greater than 65%	less than 50%
Bank EBITDA-to-interest expense (1) (2)	not less than 2.5x	greater than 3.5x
Bank debt-to-capitalization (SEMCO) (2) (3)	not greater than 60%	less than 37%
Bank EBITDA-to-interest expense (SEMCO) (2) (3)	not less than 2.25x	greater than 8.0x
Bank debt-to-capitalization (WGL) (4)	not greater than 65%	less than 44%
Bank debt-to-capitalization (Washington Gas) (4)	not greater than 65%	less than 46%

(1)
Calculated in accordance with the Corporation’s US$1.2 billion credit facility agreement, which is available on SEDAR at www.sedar.com. The covenants are equivalent and applicable to all the Corporation’s committed credit facilities.

(2)	Estimated, subject to final adjustments.

(3)
Bank EBITDA-to-interest expense (SEMCO) and Bank debt-to-capitalization (SEMCO) are calculated based on SEMCO’s consolidated financial statements and are calculated similar to Bank debt-to-capitalization and Bank EBITDA-to-interest expense.

(4)	WGL’s bank debt-to-capitalization ratio is calculated based on WGL’s consolidated financial statements.

On September 25, 2019, a $2.0 billion base shelf prospectus for the issuance of certain types of future public debt and/or equity issuances was filed. This enables AltaGas to access the Canadian capital markets on a timely basis during the 25-month period that the base shelf prospectus remains effective. As at March 31, 2020, approximately $1.5 billion was available under the base shelf prospectus.

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 25

On January 21, 2020, AltaGas filed a US$2.0 billion short form base shelf prospectus in both Alberta and the U.S. This will enable AltaGas to access the U.S. capital markets during the 25-month period that the base shelf prospectus remains effective. As at March 31, 2020, US$2.0 billion was available under the base shelf prospectus.

Related Party Transactions

In the normal course of business, AltaGas transacts with its subsidiaries, affiliates, and joint ventures. There were no significant changes in the nature of the related party transactions described in Note 30 of the 2019 Annual Consolidated Financial Statements.

Share Information

As at April 24, 2020
Issued and outstanding
Common shares	279,445,083
Preferred Shares
Series A	5,511,220
Series B	2,488,780
Series C	8,000,000
Series E	8,000,000
Series G	6,885,823
Series H	1,114,177
Series I	8,000,000
Series K	12,000,000
Issued
Share options	9,178,002
Share options exercisable	3,064,865

Dividends

AltaGas declares and pays a monthly dividend to its common shareholders. Dividends on preferred shares are paid quarterly. Dividends are at the discretion of the Board of Directors and dividend levels are reviewed periodically, giving consideration to the ongoing sustainable cash flow from operating activities, maintenance and growth capital expenditures, and debt repayment requirements of AltaGas.

The following table summarizes AltaGas’ dividend declaration history:

Common Share Dividends
Year ended December 31
($ per common share)	2020	2019
First quarter	$0.240000	$0.240000
Second quarter	—	0.240000
Third quarter	—	0.240000
Fourth quarter	—	0.240000
Total	$0.240000	$0.960000

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 26

Series A Preferred Share Dividends
Year ended December 31
($ per preferred share)	2020	2019
First quarter	$0.211250	$0.211250
Second quarter	—	0.211250
Third quarter	—	0.211250
Fourth quarter	—	0.211250
Total	$0.211250	$0.845000

Series B Preferred Share Dividends
Year ended December 31
($ per preferred share)	2020	2019
First quarter	$0.268030	$0.269380
Second quarter	—	0.270510
Third quarter	—	0.273921
Fourth quarter	—	0.270830
Total	$0.268030	$1.084641

Series C Preferred Share Dividends
Year ended December 31
(US$ per preferred share)	2020	2019
First quarter	$0.330625	$0.330625
Second quarter	—	0.330625
Third quarter	—	0.330625
Fourth quarter	—	0.330625
Total	$0.330625	$1.322500

Series E Preferred Share Dividends
Year ended December 31
($ per preferred share)	2020	2019
First quarter	$0.337063	$0.337063
Second quarter	—	0.337063
Third quarter	—	0.337063
Fourth quarter	—	0.337063
Total	$0.337063	$1.348252

Series G Preferred Share Dividends
Year ended December 31
($ per preferred share)	2020	2019
First quarter	$0.265125	$0.296875
Second quarter	—	0.296875
Third quarter	—	0.296875
Fourth quarter	—	0.265125
Total	$0.265125	$1.155750

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 27

Series H Preferred Share Dividends
Year ended December 31
($ per preferred share)	2020	2019
First quarter	$0.292890	$—
Second quarter	—	—
Third quarter	—	—
Fourth quarter	—	0.296040
Total	$0.292890	$0.296040

Series I Preferred Share Dividends
Year ended December 31
($ per preferred share)	2020	2019
First quarter	$0.328125	$0.328125
Second quarter	—	0.328125
Third quarter	—	0.328125
Fourth quarter	—	0.328125
Total	$0.328125	$1.312500

Series K Preferred Share Dividends
Year ended December 31
($ per preferred share)	2020	2019
First quarter	$0.312500	$0.312500
Second quarter	—	0.312500
Third quarter	—	0.312500
Fourth quarter	—	0.312500
Total	$0.312500	$1.250000

Critical Accounting Estimates

Since a determination of the value of many assets, liabilities, revenues and expenses is dependent upon future events, the preparation of AltaGas' Consolidated Financial Statements requires the use of estimates and assumptions that have been made using careful judgment. Other than as described below, AltaGas’ significant accounting policies have remained unchanged and are contained in the notes to the 2019 Annual Consolidated Financial Statements. Certain of these policies involve critical accounting estimates as a result of the requirement to make particularly subjective or complex judgments about matters that are inherently uncertain, and because of the likelihood that materially different amounts could be reported under different conditions or using different assumptions.

AltaGas’ critical accounting estimates relate to revenue recognition, financial instruments, depreciation and amortization expense, accounting for leases, asset retirement obligations and other environmental costs, impairment assessments, income taxes, pension plans and post-retirement benefits, regulatory assets and liabilities, and contingencies. For a full discussion of these accounting estimates, refer to the 2019 Annual Consolidated Financial Statements and MD&A and Note 2 of the unaudited condensed interim Consolidated Financial Statements as at and for the three months ended March 31, 2020.

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 28

Adoption of New Accounting Standards

Effective January 1, 2020, AltaGas adopted the following Financial Accounting Standards Board (FASB) issued Accounting Standards Updates (ASU):

▪
In June 2016, FASB issued ASU No. 2016-13 “Financial Instruments – Credit Losses and all related amendments (collectively "ASC 326"): Measurement of Credit Losses on Financial Instruments”. The ASU replaces the current “incurred loss” impairment methodology with an “expected loss” model for financial assets measured at amortized cost. AltaGas has applied ASC 326 using the modified retrospective approach through a cumulative-effect adjustment to retained earnings as of the effective date of the new standard. Prior periods presented for comparative purposes were not adjusted. Upon adoption of ASC 326, "accounts receivable, net of allowances" decreased by $2 million and "long-term investments and other assets" decreased by $5 million, with an offsetting increase to "accumulated deficit". AltaGas has elected to account for its cash equivalents at fair value. Please also refer to Note 14 of the unaudited condensed interim Consolidated Financial Statements as at and for the three months ended March 31, 2020 for further details;

▪
ASU No. 2018-13 “Fair Value Measurement – Disclosure Framework: Changes to the Disclosure Requirements for Fair Value Measurement”. The amendments in this ASU modify the disclosure requirements on fair value measurements. The adoption of this ASU did not have a material impact on AltaGas’ consolidated financial statements, but resulted in certain minor adjustments to the fair value disclosures. Please also refer to Note 14 of the unaudited condensed interim Consolidated Financial Statements as at and for the three months ended March 31, 2020 for further details;

▪
ASU No. 2018-17 “Consolidation: Targeted Improvements to Related Party Guidance for Variable Interest Entities”. The amendments in this ASU provide a private-company scope exception to the VIE guidance for certain entities and clarify that indirect interests held through related parties under common control are considered on a proportional basis when determining whether fees paid to decision makers and service providers are variable interests. The adoption of this ASU did not have a material impact on AltaGas’ consolidated financial statements;

▪
ASU No. 2018-18 "Collaborative Arrangements: Clarifying the Interaction between Topic 808 and Topic 606". The amendments in this ASU clarifies that certain transactions between collaborative arrangement participants should be accounted for as revenue under ASC 606, adds unit-of-account guidance in ASC 808 to align with the guidance in ASC 606, and requires that a transaction with a collaborative arrangement participant that is not directly related to sales to third parties, is precluded from presenting the transaction together with revenue recognized under ASC 606 if the collaborative arrangement participant is not a customer. The adoption of this ASU did not have a material impact on AltaGas’ consolidated financial statements;

▪
ASU No. 2019-01 "Leases: Codification Improvements". The amendments in this ASU provide a fair value exception for lessors that are not manufacturers or dealers, clarifies the presentation of principal payments received under sales-type and direct finance leases for depository and lending institutions, and clarifies that interim transition disclosure requirements related to the change on income statement, net income and related per share amounts for the adoption of ASC 842 are not required. The adoption of this ASU did not have a material impact on AltaGas’ consolidated financial statements; and

▪
ASU No. 2019-04 “Financial Instruments: Codification Improvements". The amendments in this ASU provide clarification and improve the codification in recently issued accounting standards relating to credit losses, hedge accounting, and financial instruments. The amendments related to credit losses were evaluated in conjunction with ASU 2016-13 above. The adoption of this ASU did not have a material impact on AltaGas’ consolidated financial statements.

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 29

Future Changes in Accounting Principles

In August 2018, FASB issued ASU No. 2018-14 “Compensation-Retirement Benefits-Defined Benefit Plans – General: Disclosure Framework – Changes to the Disclosure Requirements for the Defined Benefit Plans”. The amendments in this ASU modify the disclosure requirements on defined benefit pension and other post-retirement plans. The amendments in this ASU are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted. The adoption of this ASU is not expected to have a material impact on AltaGas’ consolidated financial statements.

In December 2019, FASB issued ASU No. 2019-12 "Income Taxes: Simplifying the Accounting for Income Taxes". The amendments in this ASU simplify the accounting for income taxes by clarifying certain aspects of current guidance and removing some exceptions to the general principles in ASC 740. The amendments in this ASU are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted. AltaGas is assessing the impact of this ASU on its consolidated financial statements.

In January 2020, FASB issued ASU No. 2020-01 "Derivatives and Hedging: Clarifying the Interactions between Topic 321, Topic 323, and Topic 815". The amendments in this ASU clarify the application of the measurement alternative for equity instruments and the measurement of non-derivative forward contracts or purchased call options used to acquire equity securities. The amendments in this ASU are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted. The adoption of this ASU is not expected to have a material impact on AltaGas’ financial statements.

In March 2020, FASB issued ASU No. 2020-04 "Reference Rate Reform: Facilitation of the Effects of Reference Rate Reform on Financial Reporting." The amendments in this ASU provide optional expedients and exceptions for applying GAAP to contract modifications and hedging relationships affected by reference rate reform if certain criteria are met. These apply only to contracts, hedging relationships, and other transactions that reference London Interbank Offered Rate (LIBOR) or another reference rate expected to be discontinued because of reference rate reform. The amendments in this ASU are effective as of March 12, 2020 through December 31, 2022. AltaGas may elect to apply the amendments as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020 on a prospective basis. AltaGas has not elected to adopt this ASU as of March 31, 2020, and is assessing the impact of this ASU on its consolidated financial statements.
Off-Balance Sheet Arrangements

AltaGas did not enter into any material off-balance sheet arrangements during the three months ended March 31, 2020. Reference should be made to the audited Consolidated Financial Statements and MD&A as at and for the year ended December 31, 2019 for further information on off-balance sheet arrangements.

Disclosure Controls and Procedures (DCP) and Internal Control Over Financial Reporting (ICFR)

Management, including the Chief Executive Officer and Chief Financial Officer, is responsible for establishing and maintaining DCP and ICFR, as those terms are defined in National Instrument 52‑109 "Certification of Disclosure in Issuers' Annual and Interim Filings". The objective of this instrument is to improve the quality, reliability, and transparency of information that is filed or submitted under securities legislation.

Management, including the Chief Executive Officer and the Chief Financial Officer, have designed, or caused to be designed under their supervision, DCP and ICFR to provide reasonable assurance that information required to be disclosed by AltaGas in its annual filings, interim filings, or other reports to be filed or submitted by it under securities legislation is made known to them, is reported on a timely basis, financial reporting is reliable, and financial statements prepared for external purposes are in accordance with U.S. GAAP.

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 30

The ICFR has been designed based on the framework established in the 2013 Internal Control ‑ Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

During the first quarter of 2020, there were no changes made to AltaGas’ ICFR that materially affected, or are reasonably likely to materially affect, its ICFR.

It should be noted that a control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues, including instances of fraud, if any, have been detected. The design of any system of controls is also based in part on certain assumptions about the likelihood of future events, and there can be no assurances that any design will succeed in achieving its stated goals under all potential conditions.

Summary of Consolidated Results for the Eight Most Recent Quarters (1)

($ millions)	Q1-20	Q4-19	Q3-19	Q2-19	Q1-19	Q4-18	Q3-18	Q2-18
Total revenue	1,869	1,534	888	1,174	1,898	1,727	1,041	610
Normalized EBITDA (2) (3)	499	436	173	211	482	381	229	166
Net income (loss) applicable to common shares	464	(103)	22	41	809	174	(726)	1
($ per share)	Q1-20	Q4-19	Q3-19	Q2-19	Q1-19	Q4-18	Q3-18	Q2-18
Net income (loss) per common share
Basic	1.66	(0.37)	0.08	0.15	2.93	0.64	(2.78)	0.01
Diluted	1.66	(0.37)	0.08	0.15	2.93	0.64	(2.78)	0.01
Dividends declared	0.24	0.24	0.24	0.24	0.24	0.45	0.55	0.55

(1)	Amounts may not add due to rounding.

(2)	Non‑GAAP financial measure. See discussion in the Non‑GAAP Financial Measures section of this MD&A.

(3)
Beginning in 2020, Management no longer adjusts normalized EBITDA for changes in the fair value of natural gas optimization inventory. Please see the Non-GAAP Financial Measures section of this MD&A for additional detail. Prior periods have been adjusted to reflect the impact of this change.

AltaGas’ quarter-over-quarter financial results are impacted by seasonality, fluctuations in commodity prices, weather, the U.S./Canadian dollar exchange rate, planned and unplanned plant outages, timing of in-service dates of new projects, and acquisition and divestiture activities.

Revenue for the Utilities is generally the highest in the first and fourth quarters of any given year as the majority of natural gas demand occurs during the winter heating season, which typically extends from November to March.

Other significant items that impacted quarter-over-quarter revenue during the periods noted include:

▪	Revenue from WGL after the acquisition closed in the third quarter of 2018;

▪	The weaker U.S. dollar in the second quarter of 2018 on translated results of the U.S. assets;

▪	The seasonally colder weather experienced at several of the utilities throughout 2018, and the first quarter of 2019;

▪
Losses on risk management contracts recorded in the second quarter of 2018 related to the foreign currency option contracts entered into to mitigate the foreign exchange risks associated with the cash purchase price of WGL;

▪	The impact of the sale of non-core U.S. Power assets in the fourth quarter of 2018;

▪	The impact of the sale of the Canadian utilities to ACI and ACI's IPO in the fourth quarter of 2018;

▪	The impact of the sale of the Northwest Hydro facilities and non-core Canadian Midstream and Power assets in the first quarter of 2019;

▪	RIPET entering commercial service in the second quarter of 2019; and

▪	The impact of the sale of the U.S. distributed generation assets in the third quarter of 2019.

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 31

Net income (loss) applicable to common shares is also affected by non-cash items such as deferred income tax, depreciation and amortization expense, accretion expense, provisions on assets, gains or losses on long-term investments, and gains or losses on the sale of assets. In addition, net income (loss) applicable to common shares is also impacted by preferred share dividends. For these reasons, the net income (loss) may not necessarily reflect the same trends as revenue. Net income (loss) applicable to common shares during the periods noted was impacted by:

▪	The impact of WGL income for the period after the close of the acquisition on July 6, 2018;

▪	Higher depreciation and amortization expense due to new assets placed into service, partially offset by the impact of asset sales;

▪	After-tax transaction costs of approximately $40 million incurred throughout 2018 predominantly due to the WGL Acquisition;

▪	After-tax merger commitment costs of $135 million associated with the WGL Acquisition recorded in the second half of 2018;

▪	After-tax provisions of approximately $562 million recognized in 2018 primarily related to assets held for sale;

▪	An income tax recovery of approximately $104 million related to the Northwest Hydro facilities held for sale classification at December 31, 2018;

▪	The impact of the sale of non-core U.S. Power assets in the fourth quarter of 2018;

▪	The impact of the sale of the Canadian utilities to ACI and ACI's IPO in the fourth quarter of 2018;

▪	The impact of the sale of the Northwest Hydro facilities and non-core Canadian Midstream and Power assets in the first quarter of 2019;

▪	The impact of the sale of the U.S. distributed generation assets in the third quarter of 2019;

▪	The impact of the sale of WGL Midstream's indirect non-operating interest in Central Penn in the fourth quarter of 2019;

▪	After-tax provisions of approximately $319 million recognized in the fourth quarter of 2019, primarily related to power assets; and

▪	The impact of the sale of ACI in the first quarter of 2020.

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 32

CONSOLIDATED BALANCE SHEETS
(condensed and unaudited)

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 33

As at ($ millions)	March 31, 2020	December 31, 2019

ASSETS
Current assets
Cash and cash equivalents (note 21)	$335	$57
Accounts receivable (net of credit losses of $35 million) (notes 2 and 14)	1,108	1,222
Inventory (note 6)	358	506
Restricted cash holdings from customers (note 21)	4	4
Regulatory assets	52	13
Risk management assets (note 14)	122	87
Prepaid expenses and other current assets (note 21)	283	280
Assets held for sale (note 4)	76	27
	2,338	2,196

Property, plant and equipment	10,879	10,125
Intangible assets	613	586
Operating right of use assets	180	170
Goodwill (note 7)	4,292	3,942
Regulatory assets	464	487
Risk management assets (note 14)	69	39
Restricted cash holdings from customers (note 21)	2	4
Prepaid post-retirement benefits	535	487
Long-term investments and other assets (net of credit losses of $5 million) (notes 2, 8, 14, and 21)	332	297
Investments accounted for by the equity method (note 10)	1,429	1,462
	$21,133	$19,795

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$1,167	$1,325
Dividends payable	22	22
Short-term debt	142	460
Current portion of long-term debt (notes 11 and 14)	1,061	923
Customer deposits	64	76
Regulatory liabilities	132	146
Risk management liabilities (note 14)	65	125
Operating lease liabilities	32	27
Other current liabilities (note 14)	11	17
Liabilities associated with assets held for sale (note 4)	3	4
	2,699	3,125

Long-term debt (notes 11 and 14)	6,238	5,928
Asset retirement obligations	392	362
Unamortized investment tax credits	3	4
Deferred income taxes	1,161	959
Regulatory liabilities	1,502	1,383
Risk management liabilities (note 14)	164	167
Operating lease liabilities	166	153
Other long-term liabilities (note 14)	109	102
Future employee obligations	268	243
	$12,702	$12,426

As at ($ millions)	March 31, 2020	December 31, 2019

Shareholders' equity
Common shares, no par values, unlimited shares authorized; 2020 - 279.4 million and 2019 - 279.1 million issued and outstanding (note 16)	$6,726	$6,719
Preferred shares (note 16)	1,277	1,277
Contributed surplus	378	377
Accumulated deficit	(1,013)	(1,403)
Accumulated other comprehensive income (AOCI) (note 12)	911	245
Total shareholders' equity	8,279	7,215
Non-controlling interests	152	154
Total equity	$8,431	$7,369
	$21,133	$19,795
Variable interest entities (note 9)
Commitments, guarantees and contingencies (note 18)
Seasonality (note 22)
Segmented information (note 23)
Subsequent events (note 24)

See accompanying notes to the Consolidated Financial Statements.

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 34

CONSOLIDATED STATEMENTS OF INCOME
(condensed and unaudited)

Three months ended March 31 ($ millions except per share amounts)	2020	2019

REVENUE (note 13)	$1,869	$1,898

EXPENSES
Cost of sales, exclusive of items shown separately	964	1,139
Operating and administrative	338	350
Accretion expenses	1	2
Depreciation and amortization	105	118
Provisions on assets (note 5)	2	—
	1,410	1,609

Income from equity investments (note 10)	11	55
Other income (note 3)	218	697
Interest expense	(70)	(93)
Income before income taxes	618	948
Income tax expense (note 20)
Current	10	7
Deferred	122	119
Net income after taxes	486	822

Net income (loss) applicable to non-controlling interests	5	(4)
Net income applicable to controlling interests	481	826
Preferred share dividends	(17)	(17)
Net income applicable to common shares	$464	$809

Net income per common share (note 17)
Basic	$1.66	$2.93
Diluted	$1.66	$2.93

Weighted average number of common shares outstanding (millions) (note 17)
Basic	279.4	275.5
Diluted	279.9	275.7

See accompanying notes to the Consolidated Financial Statements.

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 35

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(condensed and unaudited)

Three months ended March 31 ($ millions)	2020	2019

Net income after taxes	$486	$822
Other comprehensive income (loss), net of taxes
Gain (loss) on foreign currency translation	706	(179)
Unrealized gain (loss) on net investment hedge (note 14)	(42)	39
Reclassification of actuarial gains and prior service credits on defined benefit (DB) and post-retirement benefit plans (PRB) to net income (note 19)	2	1
Other comprehensive income from equity investees	—	1
Total other comprehensive income (loss) (OCI), net of taxes (note 12)	666	(138)
Comprehensive income attributable to controlling interests and non-controlling interests, net of taxes	$1,152	$684

Comprehensive income (loss) attributable to:
Non-controlling interests	$5	$(4)
Controlling interests	1,147	688
	$1,152	$684

 See accompanying notes to the Consolidated Financial Statements.

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 36

CONSOLIDATED STATEMENTS OF EQUITY
(condensed and unaudited)

Three months ended March 31 ($ millions)	2020	2019

Common shares (note 16)
Balance, beginning of period	$6,719	$6,654
Shares issued for cash on exercise of options	1	—
Shares issued under DRIP (1)	6	10
Balance, end of period	$6,726	$6,664
Preferred shares (note 16)
Balance, beginning of period	$1,277	$1,319
Balance, end of period	$1,277	$1,319
Contributed surplus
Balance, beginning of period	$377	$372
Share options expense	1	1
Balance, end of period	$378	$373
Accumulated deficit
Balance, beginning of period	$(1,403)	$(1,906)
Net income applicable to controlling interests	481	826
Common share dividends	(67)	(66)
Preferred share dividends	(17)	(17)
Adoption of ASU 2016-13 (note 2)	(7)	—
Balance, end of period	$(1,013)	$(1,163)
AOCI (note 12)
Balance, beginning of period	$245	$579
Other comprehensive income (loss)	666	(138)
Balance, end of period	$911	$441
Total shareholders' equity	$8,279	$7,634

Non-controlling interests
Balance, beginning of period	$154	$621
Net income (loss) applicable to non-controlling interests	5	(4)
Adjustment on disposition of assets	—	(490)
Contributions from non-controlling interests to subsidiaries	3	17
Distributions by subsidiaries to non-controlling interests	(10)	(1)
Balance, end of period	$152	$143
Total equity	$8,431	$7,777

(1)
The Dividend Reinvestment and Optional Cash Purchase Plan was suspended in December 2019, with the December dividend (payable January 2020) being the last dividend payment eligible for reinvestment by participating shareholders under the DRIP.

See accompanying notes to the Consolidated Financial Statements.

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 37

CONSOLIDATED STATEMENTS OF CASH FLOWS
(condensed and unaudited)

Three months ended March 31 ($ millions)	2020	2019
Cash from operations
Net income after taxes	$486	$822
Items not involving cash:
Depreciation and amortization	105	118
Provisions on assets (note 5)	2	—
Accretion expenses	1	2
Share-based compensation (note 16)	2	1
Deferred income tax expense (note 20)	122	119
Gains on sale of assets (note 3)	(212)	(686)
Income from equity investments	(11)	(55)
Unrealized gains on risk management contracts (note 14)	(115)	(7)
Losses (gains) on investments	3	(1)
Amortization of deferred financing costs	2	4
Provision for doubtful accounts	9	12
Change in pension and other post-retirement benefits	3	6
Other	9	1
Asset retirement obligations settled	(1)	(5)
Distributions from equity investments	9	33
Changes in operating assets and liabilities (note 21)	61	63
	$475	$427
Investing activities
Capital expenditures - property, plant and equipment	(187)	(233)
Capital expenditures - intangible assets	(2)	(5)
Contributions to equity investments	(64)	(85)
Proceeds from disposition of equity investments (note 10)	376	—
Proceeds from disposition of assets, net of transaction costs (note 3)	4	1,429
Proceeds from disposition of financing receivable	—	74
	$127	$1,180
Financing activities
Net repayment of short-term debt	(346)	(158)
Issuance (repayment) of long-term debt, net of debt issuance costs	(1)	100
Repayment of long-term debt	(360)	(272)
Net borrowing (repayment) under credit facilities	454	(1,240)
Dividends - common shares	(67)	(66)
Dividends - preferred shares	(17)	(17)
Distributions to non-controlling interests	(10)	(1)
Contributions from non-controlling interests	3	17
Net proceeds from issuance of common shares	6	10
	$(338)	$(1,627)
Change in cash, cash equivalents, and restricted cash	264	(20)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	11	(3)
Net change in cash classified within assets held for sale	—	5
Cash, cash equivalents, and restricted cash, beginning of period	122	201
Cash, cash equivalents, and restricted cash, end of period (note 21)	$397	$183

See accompanying notes to the Consolidated Financial Statements.

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 38

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(Tabular amounts and amounts in footnotes to tables are in millions of Canadian dollars unless otherwise indicated.)

1. Organization and Overview of the Business and Change in Reportable Segments

The businesses of AltaGas are operated by AltaGas and a number of its subsidiaries including, without limitation, AltaGas Services (U.S.) Inc., AltaGas Utility Holdings (U.S.) Inc., WGL Holdings, Inc. (WGL), Wrangler 1 LLC, Wrangler SPE LLC, Washington Gas Resources Corporation, WGL Energy Services, Inc. (WGL Energy Services), and SEMCO Holding Corporation; in regard to the Utilities business, Washington Gas Light Company (Washington Gas), Hampshire Gas Company, and SEMCO Energy, Inc. (SEMCO); in regard to the Midstream business, AltaGas Extraction and Transmission Limited Partnership, AltaGas Pipeline Partnership, AltaGas Processing Partnership, AltaGas Northwest Processing Limited Partnership, Harmattan Gas Processing Limited Partnership, Ridley Island LPG Export Limited Partnership, and WGL Midstream Inc. (WGL Midstream); and, in regard to remaining assets in the Corporate/Other segment, AltaGas Power Holdings (U.S.) Inc., WGL Energy Systems, Inc. (WGL Energy Systems), and Blythe Energy Inc. (Blythe). SEMCO conducts its Michigan natural gas distribution business under the name SEMCO Energy Gas Company (SEMCO Gas), its Alaska natural gas distribution business under the name ENSTAR Natural Gas Company (ENSTAR) and its 65 percent interest in an Alaska regulated gas storage utility under the name Cook Inlet Natural Gas Storage Alaska LLC (CINGSA).

AltaGas, a Canadian corporation, is a leading North American energy infrastructure company that connects natural gas liquids (NGLs) and natural gas to domestic and global markets. The Corporation’s long-term strategy is to grow in attractive areas across its Utilities and Midstream business segments seeking optimal capital deployment. In the Midstream business, the Corporation is focused on optimizing the full value chain of energy exports by providing producers with solutions, including global market access off the West Coast of Canada via the Corporation’s footprint in the Montney region. In the Utilities business, the Corporation seeks to grow through rate base investment and the use of accelerated rate recovery programs, while providing effective and cost-efficient service for customers.

In the first quarter of 2020, AltaGas revised its reportable segments to align with the structure of its business following asset sales completed as part of its 2019 asset monetization program. As a result of these changes, AltaGas has refocused on its core Utilities and Midstream segments. Consistent with Management’s strategic view of the business and the basis on which it assesses performance and allocates resources, beginning in 2020, AltaGas has two operating segments: Utilities (which now includes the WGL retail marketing business) and Midstream. These operating segments have not been aggregated in the determination of AltaGas' reportable segments. All other assets are included in the Corporate/Other segment. AltaGas' operating segments include the following:

▪
Utilities, which serves approximately 1.7 million customers with a rate base of approximately US$4.1 billion through ownership of regulated natural gas distribution utilities across five jurisdictions in the United States and two regulated natural gas storage utilities in the United States, delivering clean and affordable natural gas to homes and businesses. The Utilities business also includes storage facilities and contracts for interstate natural gas transportation and storage services, as well as the affiliated retail energy marketing business, which serves approximately 0.5 million customers;

▪
Midstream, which includes a 70 percent interest in the recently completed Ridley Island Propane Export Terminal, allowing AltaGas to leverage its assets along the energy value chain in Western Canada including natural gas gathering and processing, NGL extraction and fractionation, and natural gas and NGL marketing. The Midstream segment also includes transmission, storage, an interest in a regulated pipeline in the Marcellus/Utica gas formation in the northeastern United States, the Corporation’s 50 percent interest in AltaGas Idemitsu Joint Venture Limited Partnership (AIJVLP) and an

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 39

indirectly held investment in Petrogas Energy Corp. (Petrogas), through which AltaGas’ interest in the Ferndale terminal is held.

The Corporate/Other segment consists of AltaGas' corporate activities and a small portfolio of remaining power assets, certain of which are pending sale.

2. Summary of Significant Accounting Policies

BASIS OF PRESENTATION

These unaudited condensed interim Consolidated Financial Statements have been prepared by Management in accordance with United States Generally Accepted Accounting Principles (U.S. GAAP). As a result, these unaudited condensed interim Consolidated Financial Statements do not include all of the information and disclosures required in the annual Consolidated Financial Statements and should be read in conjunction with the Corporation's 2019 annual audited Consolidated Financial Statements prepared in accordance with U.S. GAAP. In Management's opinion, these unaudited condensed interim Consolidated Financial Statements include all adjustments that are of a recurring nature and necessary to present fairly the financial position of the Corporation.

Pursuant to National Instrument 52‑107, "Acceptable Accounting Principles and Auditing Standards" (NI 52‑107), financial statements of an “SEC issuer” may be prepared in accordance with U.S. GAAP. On July 13, 2018, AltaGas filed a final short form base shelf prospectus in Alberta and a corresponding registration statement on Form F-10 in the United States, by virtue of which AltaGas is now required to file reports under section 15(d) of the Securities Exchange Act of 1934 with the United States Securities and Exchange Commission. As a result, AltaGas became an SEC issuer at such time and is now entitled to prepare its financial statements in accordance with U.S. GAAP.

PRINCIPLES OF CONSOLIDATION

These unaudited condensed interim Consolidated Financial Statements of AltaGas include the accounts of the Corporation, its subsidiaries, variable interest entities (VIEs) for which the Corporation is the primary beneficiary, and its interest in various partnerships and joint ventures where AltaGas has an undivided interest in the assets and liabilities. Investments in unconsolidated companies that AltaGas has significant influence, but not control, over are accounted for using the equity method.

Hypothetical Liquidation at Book Value (HLBV) methodology is used for certain equity method investments as well as consolidating equity investments with non-controlling interests when the governing structuring agreement over the equity investment results in different liquidation rights and priorities than what is reflected by the underlying ownership interest percentage. The majority of AltaGas' HLBV investments were sold during 2019.

All intercompany balances and transactions are eliminated on consolidation. Where there is a party with a non‑controlling interest in a subsidiary that AltaGas controls, that non‑controlling interest is reflected as “non‑controlling interests” in the Consolidated Financial Statements. The non‑controlling interests in net income (or loss) of consolidated subsidiaries are shown as an allocation of the consolidated net income and are presented separately in "net income (loss) applicable to non-controlling interests".

USE OF ESTIMATES AND MEASUREMENT UNCERTAINTY

The preparation of Consolidated Financial Statements in accordance with U.S. GAAP requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenue and expenses during the period. Key areas where Management has made complex or subjective judgments, when matters are inherently uncertain, include but are not limited to: determining the nature and timing of satisfaction of performance obligations and determining the transaction price and amounts allocated to performance obligations for revenue recognition; depreciation and amortization rates; determination as to whether a contract is or contains a lease; determination of the classification, term, and discount rate for leases; fair value of asset retirement obligations; fair value of property, plant and equipment and goodwill for impairment assessments; fair value of financial instruments; measurement of credit losses; provisions for income taxes; assumptions used to measure employee future benefits; provisions for contingencies; purchase price allocations; and carrying value of regulatory assets and liabilities. Certain estimates are necessary for the regulatory environment in which AltaGas' subsidiaries or affiliates operate, which often require amounts to be recorded at estimated values until these amounts are finalized pursuant to regulatory decisions or other regulatory proceedings. By their nature, these estimates are subject to measurement uncertainty and may impact the Consolidated Financial Statements of future periods.

SIGNIFICANT ACCOUNTING POLICIES

Except as noted below, these unaudited condensed interim Consolidated Financial Statements have been prepared following the same accounting policies and methods as those used in preparing the Corporation's 2019 annual audited Consolidated Financial Statements.

The following are the Corporation's significant accounting policies upon adoption of ASC 326:

Credit Losses

Accounts receivable, contract assets, a loan to an affiliate, and other long-term receivables within the scope of ASC 326 are recorded net of the allowance for credit losses in the Consolidated Balance Sheets. AltaGas regularly analyzes and evaluates the collectability of the accounts receivable based on a combination of factors. If circumstances related to the collectability change, the allowance for credit losses is adjusted. Accounts are written off when collection efforts are complete and future recovery is unlikely. See below for a description of how expected credit loss estimates are developed.

Utilities Customer Receivables and Contract Assets

AltaGas is exposed to risk through the non-payment of utility bills by customers. To manage this customer credit risk, AltaGas' regulated utilities customers are offered budget billing options or high risk customers may be required to provide a cash deposit until the requirement for deposit refunds are met. AltaGas can recover a portion of non-payments from customers in future periods through the rate-setting process. For accounts receivable generated by the Utilities business, an allowance for credit losses is recorded against revenue and is recognized using a historical loss-rate based on historical payment and collection experience. This rate may be adjusted based on Management’s expectations of unusual macroeconomic conditions and other factors. AltaGas regularly evaluates the reasonableness of the allowance based on a combination of factors, such as: the length of time receivables are past due, historical expected payment, collection experience, financial condition of customers, and other circumstances that could impact customers' ability or desire to make payments. For retail energy marketing customer receivables where AltaGas has enrolled in a regulatory utility purchase of receivable program, the associated utility discount rate is used to determine credit losses.

Midstream Customer Receivables and Contract Assets

AltaGas operates under an existing credit policy that is designed to mitigate credit risk. Credit limits are established for each counterparty and credit enhancements such as letters of credit, parent guarantees, and cash collateral may be required. The creditworthiness of all counterparties is continuously monitored. A credit loss reserve is recorded for receivables with customers and trading counterparties AltaGas considers to be below investment grade by applying an estimated loss rate. The estimated loss rate is based on the historical default rates published by external rating agencies. For accounts receivable, a one-year rate is used. For contract assets, historical loss rates associated with the estimated time frame that the contract asset will be billed to the customer is used. In the event a customer or trading counterparty no longer exhibits similar risk characteristics, the associated receivable is evaluated individually.

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 40

Other

For the loan to affiliate and other long-term receivables, the associated counterparty is evaluated and assigned an internal credit rating based on AltaGas' credit policy. An allowance for credit losses is recorded based on historical default rates published by external credit rating agencies and a rate commensurate with the period in which the receivable is expected to be collected.

ADOPTION OF NEW ACCOUNTING STANDARDS

Effective January 1, 2020, AltaGas adopted the following Financial Accounting Standards Board (FASB) issued Accounting Standards Updates (ASU):

▪
In June 2016, FASB issued ASU No. 2016-13 “Financial Instruments – Credit Losses and all related amendments (collectively "ASC 326"): Measurement of Credit Losses on Financial Instruments”. The ASU replaces the current “incurred loss” impairment methodology with an “expected loss” model for financial assets measured at amortized cost. AltaGas has applied ASC 326 using the modified retrospective approach through a cumulative-effect adjustment to retained earnings as of the effective date of the new standard. Prior periods presented for comparative purposes were not adjusted. Upon adoption of ASC 326, "accounts receivable, net of allowances" decreased by $2 million and "long-term investments and other assets" decreased by $5 million, with an offsetting increase to "accumulated deficit". AltaGas has elected to account for its cash equivalents at fair value. Please also refer to Note 14 of the unaudited condensed interim Consolidated Financial Statements as at and for the three months ended March 31, 2020 for further details;

▪
ASU No. 2018-13 “Fair Value Measurement – Disclosure Framework: Changes to the Disclosure Requirements for Fair Value Measurement”. The amendments in this ASU modify the disclosure requirements on fair value measurements. The adoption of this ASU did not have a material impact on AltaGas’ consolidated financial statements, but resulted in certain minor adjustments to the fair value disclosures. Please also refer to Note 14 of the unaudited condensed interim Consolidated Financial Statements as at and for the three months ended March 31, 2020 for further details;

▪
ASU No. 2018-17 “Consolidation: Targeted Improvements to Related Party Guidance for Variable Interest Entities”. The amendments in this ASU provide a private-company scope exception to the VIE guidance for certain entities and clarify that indirect interests held through related parties under common control are considered on a proportional basis when determining whether fees paid to decision makers and service providers are variable interests. The adoption of this ASU did not have a material impact on AltaGas’ consolidated financial statements;

▪
ASU No. 2018-18 "Collaborative Arrangements: Clarifying the Interaction between Topic 808 and Topic 606". The amendments in this ASU clarifies that certain transactions between collaborative arrangement participants should be accounted for as revenue under ASC 606, adds unit-of-account guidance in ASC 808 to align with the guidance in ASC 606, and requires that a transaction with a collaborative arrangement participant that is not directly related to sales to third parties, is precluded from presenting the transaction together with revenue recognized under ASC 606 if the collaborative arrangement participant is not a customer. The adoption of this ASU did not have a material impact on AltaGas’ consolidated financial statements;

▪
ASU No. 2019-01 "Leases: Codification Improvements". The amendments in this ASU provide a fair value exception for lessors that are not manufacturers or dealers, clarifies the presentation of principal payments received under sales-type and direct finance leases for depository and lending institutions, and clarifies that interim transition disclosure requirements related to the change on income statement, net income and related per share amounts for the adoption of ASC 842 are not required. The adoption of this ASU did not have a material impact on AltaGas’ consolidated financial statements; and

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 41

▪
ASU No. 2019-04 “Financial Instruments: Codification Improvements". The amendments in this ASU provide clarification and improve the codification in recently issued accounting standards relating to credit losses, hedge accounting, and financial instruments. The amendments related to credit losses were evaluated in conjunction with ASU 2016-13 above. The adoption of this ASU did not have a material impact on AltaGas’ consolidated financial statements.

FUTURE CHANGES IN ACCOUNTING PRINCIPLES

In August 2018, FASB issued ASU No. 2018-14 “Compensation-Retirement Benefits-Defined Benefit Plans – General: Disclosure Framework – Changes to the Disclosure Requirements for the Defined Benefit Plans”. The amendments in this ASU modify the disclosure requirements on defined benefit pension and other post-retirement plans. The amendments in this ASU are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted. The adoption of this ASU is not expected to have a material impact on AltaGas’ consolidated financial statements.

In December 2019, FASB issued ASU No. 2019-12 "Income Taxes: Simplifying the Accounting for Income Taxes". The amendments in this ASU simplify the accounting for income taxes by clarifying certain aspects of current guidance and removing some exceptions to the general principles in ASC 740. The amendments in this ASU are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted. AltaGas is assessing the impact of this ASU on its consolidated financial statements.

In January 2020, FASB issued ASU No. 2020-01 "Derivatives and Hedging: Clarifying the Interactions between Topic 321, Topic 323, and Topic 815". The amendments in this ASU clarify the application of the measurement alternative for equity instruments and the measurement of non-derivative forward contracts or purchased call options used to acquire equity securities. The amendments in this ASU are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted. The adoption of this ASU is not expected to have a material impact on AltaGas’ financial statements.

In March 2020, FASB issued ASU No. 2020-04 "Reference Rate Reform: Facilitation of the Effects of Reference Rate Reform on Financial Reporting." The amendments in this ASU provide optional expedients and exceptions for applying GAAP to contract modifications and hedging relationships affected by reference rate reform if certain criteria are met. These apply only to contracts, hedging relationships, and other transactions that reference London Interbank Offered Rate (LIBOR) or another reference rate expected to be discontinued because of reference rate reform. The amendments in this ASU are effective as of March 12, 2020 through December 31, 2022. AltaGas may elect to apply the amendments as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020 on a prospective basis. AltaGas has not elected to adopt this ASU as of March 31, 2020, and is assessing the impact of this ASU on its consolidated financial statements.

3. Dispositions

AltaGas Canada Inc.

On March 31, 2020, the Public Sector Pension Investment Board and the Alberta Teachers' Retirement Fund Board acquired all the issued and outstanding common shares of AltaGas Canada Inc. (ACI) for $33.50 per share. AltaGas owned 11,025,000 (approximately 37 percent) of ACI's common shares and received cash proceeds of approximately $369 million upon close. For the three months ended March 31, 2020, AltaGas recognized a pre-tax gain on disposition of approximately $206 million in the Consolidated Statements of Income under the line item "other income".

Distributed Generation Assets

In 2019, AltaGas closed the disposition of its portfolio of U.S. distributed generation assets. The majority of assets were transferred in 2019, except for certain projects for which ownership will not legally transfer to the purchaser until various consents and

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 42

approvals are obtained. As such, the carrying value of the assets and liabilities relating to these projects remain classified as held for sale on the Consolidated Balance Sheets as at March 31, 2020 (Note 4). For the three months ended March 31, 2020, AltaGas recognized a pre-tax gain on disposition of approximately $6 million in the Consolidated Statements of Income under the line item "other income" related to projects transferred in the first quarter of 2020. The pre-tax gain related to the remaining projects has been deferred and will be recognized as these projects are legally transferred. The purchaser was entitled to after-tax earnings from the distributed generation projects, including those awaiting consent, beginning September 1, 2019.

4. Assets Held For Sale

As at	March 31, 2020	December 31, 2019
Assets held for sale
Property, plant and equipment	$74	$22
Operating right of use assets	1	1
Goodwill	1	1
Other long-term assets	—	3
	$76	$27

Liabilities associated with assets held for sale
Unamortized investment tax credits	$2	$3
Operating lease liabilities - long-term	1	1
	$3	$4

Distributed Generation Assets

In 2019, AltaGas announced that it entered into a definitive agreement for the sale of its portfolio of U.S. distributed generation assets (Note 3). The transaction closed in September 2019; however, there are certain projects for which ownership will not legally transfer to the purchaser until various consents and approvals are obtained. As such, the carrying value of the assets and liabilities related to these projects remain classified as held for sale at March 31, 2020, which resulted in the reclassification of $22 million of assets to assets held for sale and of $3 million liabilities to liabilities associated with assets held for sale on the Consolidated Balance Sheets. The portion of the purchase price relating to these projects is approximately $18 million (US$13 million) and is recorded within "accounts payable and accrued liabilities" on the Consolidated Balance Sheets until these projects are legally transferred to the purchaser. These assets are recorded in the Corporate/Other segment.

Pomona Energy Storage Facility

In the first quarter of 2020, AltaGas classified AltaGas Pomona Energy Storage Inc. and land related to a gas fired power generation facility in the U.S. as held for sale. AltaGas expects to sell these assets for total proceeds of approximately $67 million (US$47 million). As a result, $54 million of assets were reclassified to assets held for sale on the Consolidated Balance Sheets. These assets are recorded in the Corporate/Other segment.

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5. Provisions on Assets

Three Months Ended March 31	2020	2019
Midstream	$2	$—
	$2	$—

Midstream

In the first quarter of 2020, AltaGas recorded a pre-tax provision of approximately $2 million related to land parcels located near the Harmattan gas processing plant that are expected to be sold in the second quarter of 2020. As at March 31, 2020, the land parcels do not meet the necessary criteria to be classified as held for sale. There were no provisions recorded in the Midstream segment in the first three months of 2019.

6. Inventory

As at	March 31, 2020	December 31, 2019
Natural gas held in storage (a)	$216	$359
Materials and supplies	62	57
Renewable energy credits and emission compliance instruments	66	64
Natural gas liquids	14	26
	$358	$506

(a)	As at March 31, 2020, $100 million of the natural gas held in storage was held by rate-regulated utilities (December 31, 2019 - $214 million).

7. Goodwill

As at	March 31, 2020	December 31, 2019
Balance, beginning of period	$3,942	$4,068
Adjustment to goodwill on business acquisition	—	92
Goodwill included in dispositions	—	(29)
Reclassified to assets held for sale	—	(1)
Foreign exchange translation	350	(188)
Balance, end of period	$4,292	$3,942

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 44

8. Long-Term Investments and Other Assets

As at	March 31, 2020	December 31, 2019
Investments in publicly-traded entities	$1	$4
Loan to affiliate (net of credit losses of $1 million)	44	45
Deferred lease receivable	17	17
Debt issuance costs associated with credit facilities	6	6
Refundable deposits	10	9
Prepayment on long-term service agreements	86	81
Cash calls from joint venture partners	26	10
Contract asset (net of credit losses of $1 million) (note 13)	35	30
Rabbi trust (notes 19 and 21)	40	32
Other long-term receivables (net of credit losses of $3 million) (note 18)	36	33
Capitalized contract costs	5	—
Other	26	30
	$332	$297

9. Variable Interest Entities

Consolidated VIEs

AltaGas consolidates VIEs where the Corporation is deemed the primary beneficiary. The primary beneficiary of a VIE has the power to direct the activities of the entity that most significantly impact its economic performance such as being the provider of construction, operating and marketing services to the entity. In addition, the primary beneficiary of a VIE also has the obligation to absorb losses of the entity or the right to receive benefits that could potentially be significant to the VIE. AltaGas determined that it is the primary beneficiary of the following VIEs:

Ridley Island LPG Export Limited Partnership

On May 5, 2017, AltaGas LPG Limited Partnership (AltaGas LPG), a wholly-owned subsidiary of AltaGas, and Vopak Development Canada Inc. (Vopak), a wholly-owned subsidiary of Koninklijke Vopak N.V. (Royal Vopak), a public company incorporated under the laws of the Netherlands, formed the Ridley Island LPG Export Limited Partnership (RILE LP) to develop, own, and operate the Ridley Island Propane Export Terminal (RIPET). AltaGas’ subsidiaries hold a 70 percent interest while Vopak holds a 30 percent interest in RILE LP. The construction cost of RIPET was funded by AltaGas LPG and Vopak in proportion to their respective interests in RILE LP. As part of the arrangements, AltaGas entered into a long-term agreement for the capacity of RIPET with RILE LP, and AltaGas and certain of its subsidiaries provide operating services to RILE LP.

AltaGas has determined that RILE LP is a VIE in which it holds variable interests and is the primary beneficiary. In the determination that AltaGas is the primary beneficiary of the VIE, AltaGas noted that it has the power to direct the activities that most significantly impact the VIE’s economic performance through the operating and marketing services provided to RILE LP. In addition, AltaGas has the obligation to absorb the losses and the right to receive the benefits that could potentially be significant to RILE LP through the long-term agreement for the capacity of RIPET. As such, AltaGas has consolidated RILE LP.

The assets of RILE LP are the property of RILE LP and are not available to AltaGas for any other purpose. RILE LP’s asset balances can only be used to settle its own obligations. The liabilities of RILE LP do not represent additional claims against AltaGas’ general assets. AltaGas’ exposure to loss as a result of its interest as a limited partner is its net investment. AltaGas and Royal Vopak have provided limited guarantees for the obligations of their respective subsidiaries for the construction cost of RIPET. With the commencement of commercial operations at RIPET, the terms of the long-term capacity agreement between AltaGas LPG and RILE LP provide for a return on and of capital and reimbursement of RIPET's operating costs by AltaGas LPG in accordance with the terms set out in the agreement.

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 45

The following table represents amounts included in the Consolidated Balance Sheets attributable to AltaGas’ consolidated VIEs:

As at	March 31, 2020	December 31, 2019

Current assets	$16	$7
Property, plant and equipment	371	371
Long-term investments and other assets	53	53
Current liabilities	(12)	(4)
Asset retirement obligations	(3)	(3)
Net assets	$425	$424

10. Investments Accounted for by the Equity Method

			Carrying value as at		Equity income (loss) for the three months ended March 31
Description	Location	Ownership Percentage	March 31, 2020	December 31, 2019	2020	2019
AltaGas Canada Inc. (ACI) (a)	Canada	—	$—	$164	$3	$8
AltaGas Idemitsu Joint Venture LP (AIJVLP)	Canada	50	483	431	(10)	18
Constitution Pipeline, LLC (Constitution) (b)	USA	—	—	—	—	—
Craven County Wood Energy LP (c)	USA	—	—	—	—	1
Eaton Rapids Gas Storage System	USA	50	29	27	—	—
Grayling Generating Station LP (c)	USA	—	—	—	—	1
Meade Pipeline Co. LLC (c)	USA	—	—	—	—	12
Mountain Valley Pipeline, LLC (d)	USA	10	749	672	15	9
Sarnia Airport Storage Pool LP	Canada	50	18	18	—	—
Petrogas Preferred Shares	Canada	n/a	150	150	3	3
Stonewall Gas Gathering Systems LLC (c)	USA	—	—	—	—	3
			$1,429	$1,462	$11	$55

(a)	ACI was acquired by the Public Sector Pension Investment Board and the Alberta Teachers' Retirement Fund Board on March 31, 2020.

(b)
The equity method was considered appropriate because Constitution was a Limited Liability Company (LLC) with specific ownership accounts and ownership between five and fifty percent, resulting in WGL Midstream exercising a more than minor influence over the investee's operating and financing policies. In February 2020, the partners of Constitution elected not to proceed with the pipeline project and Constitution was dissolved.

(c)	Disposed of in 2019.

(d)
The equity method is considered appropriate because Mountain Valley is an LLC with specific ownership accounts and ownership between five and fifty percent, resulting in WGL Midstream exercising a more than minor influence over the investee's operating and financing policies.

AltaGas Canada Inc. (ACI)

On March 31, 2020, the Public Sector Pension Investment Board and the Alberta Teachers' Retirement Fund Board acquired all the issued and outstanding common shares of ACI for $33.50 per share. AltaGas owned 11,025,000 (approximately 37 percent) of ACI's common shares and received cash proceeds of approximately $369 million upon close. A pre-tax gain on disposition of approximately $206 million was recorded in the first quarter of 2020.

Petrogas/AIJVLP

Prior to the first quarter of 2020, AltaGas held an indirect approximate one-third interest in Petrogas through its equity investment in AIJVLP. One of Petrogas' shareholders has converted their preferred shares of Petrogas to common shares resulting in the dilution of AltaGas' indirect ownership in Petrogas common shares from approximately 33.3 percent to approximately 29.2 percent. As a result, in the first quarter of 2020, AltaGas recognized a pre-tax dilution loss of approximately $16 million in the Consolidated

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 46

Statements of Income under the line item "Income from equity investments". AltaGas also holds preferred shares of Petrogas that can be converted, which would increase AltaGas' ownership to approximately 37 percent if the Company decided to do so before close of the put process.

11. Long-Term Debt

As at	Maturity date	March 31, 2020	December 31, 2019
Credit facilities
$1,400 million unsecured extendible revolving facility (a)	15-May-2023	$154	$90
US$1,200 million unsecured revolving credit facility (b)	28-Dec-2021	539	—
US$300 million unsecured term facility	27-Feb-2021	426	390
US$150 million unsecured extendible revolving facility	20-Dec-2023	100	163
US$250 million unsecured revolving credit facility	19-Jul-2022	99	—
Commercial paper (c)	Various	240	367
Medium-term notes (MTNs)
$200 million Senior unsecured - 4.07 percent	1-Jun-2020	200	200
$350 million Senior unsecured - 3.72 percent	28-Sep-2021	350	350
$500 million Senior unsecured - 2.61 percent	16-Dec-2022	500	500
$300 million Senior unsecured - 3.57 percent	12-Jun-2023	300	300
$200 million Senior unsecured - 4.40 percent	15-Mar-2024	200	200
$300 million Senior unsecured - 3.84 percent	15-Jan-2025	300	300
$350 million Senior unsecured - 4.12 percent	7-Apr-2026	350	350
$200 million Senior unsecured - 3.98 percent	4-Oct-2027	200	200
$100 million Senior unsecured - 5.16 percent	13-Jan-2044	100	100
$300 million Senior unsecured - 4.50 percent	15-Aug-2044	300	300
$250 million Senior unsecured - 4.99 percent	4-Oct-2047	250	250
WGL and Washington Gas MTNs
US$250 million Senior unsecured - 2.44 percent (d)	12-Mar-2020	—	325
US$20 million Senior unsecured - 6.65 percent	20-Mar-2023	28	26
US$41 million Senior unsecured - 5.44 percent	11-Aug-2025	58	53
US$53 million Senior unsecured - 6.62 to 6.82 percent	Oct 2026	75	69
US$72 million Senior unsecured - 6.40 to 6.57 percent	Feb - Sep 2027	102	93
US$52 million Senior unsecured - 6.57 to 6.85 percent	Jan - Mar 2028	74	67
US$9 million Senior unsecured - 7.50 percent	1-Apr-2030	13	11
US$50 million Senior unsecured - 5.70 to 5.78 percent	Jan - Mar 2036	71	65
US$75 million Senior unsecured - 5.21 percent	3-Dec-2040	106	97
US$75 million Senior unsecured - 5.00 percent	15-Dec-2043	106	97
US$300 million Senior unsecured - 4.22 to 4.60 percent	Sep - Dec 2044	426	390
US$450 million Senior unsecured - 3.80 percent	15-Sep-2046	638	584
US$300 million Senior unsecured - 3.65 percent	16-Sep-2049	426	390
SEMCO long-term debt
US$300 million SEMCO Senior Secured - 5.15 percent (e)	21-Apr-2020	426	390
US$82 million SEMCO Senior Secured - 4.48 percent (f)	2-Mar-2032	79	76
Fair value adjustment on WGL Acquisition		92	84
Finance lease liabilities		10	10
		$7,338	$6,887
Less debt issuance costs		(39)	(36)
		$7,299	$6,851
Less current portion		(1,061)	(923)
		$6,238	$5,928

(a)
Borrowings on the facility can be by way of prime loans, U.S. base-rate loans, LIBOR loans, bankers' acceptances, or letters of credit. Borrowings on the facility have fees and interest at rates relevant to the nature of the draw made.

(b)	Borrowings on the facility can be by way of U.S. base-rate loans, U.S. prime loans, or LIBOR loans.

(c)	Commercial paper is supported by the availability of long-term committed credit facilities with maturity dates ranging from 2022 to 2024.

(d)	Floating rate per annum reset quarterly based on terms set forth in the prospectus filed by WGL pursuant to Securities Act Rule 424 on March 13, 2018.

(e)	Collateral for the U.S. dollar MTNs is certain SEMCO assets.

(f)
Collateral for the CINGSA Senior secured loan is certain CINGSA assets. Alaska Storage Holding Company, LLC, a subsidiary in which AltaGas has a controlling interest, is the non-recourse guarantor of this loan.

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 47

12. Accumulated Other Comprehensive Income

	Defined benefit pension and PRB plans	Hedge net investments	Translation foreign operations	Equity investee	Total
Opening balance, January 1, 2020	$(6)	$(149)	$395	$5	$245
OCI before reclassification	—	(48)	706	—	658
Amounts reclassified from OCI	3	—	—	—	3
Current period OCI (pre-tax)	3	(48)	706	—	661
Income tax on amounts retained in AOCI	—	6	—	—	6
Income tax on amounts reclassified to earnings	(1)	—	—	—	(1)
Net current period OCI	2	(42)	706	—	666
Ending balance, March 31, 2020	$(4)	$(191)	$1,101	$5	$911

Opening balance, January 1, 2019	$(19)	$(209)	$801	$6	$579
OCI before reclassification	—	45	(179)	1	(133)
Amounts reclassified from AOCI	2	—	—	—	2
Current period OCI (pre-tax)	2	45	(179)	1	(131)
Income tax on accounts retained in AOCI	—	(6)	—	—	(6)
Income tax on amounts reclassified to earnings	(1)	—	—	—	(1)
Net current period OCI	1	39	(179)	1	(138)
Ending balance, March 31, 2019	$(18)	$(170)	$622	$7	$441

Reclassification From Accumulated Other Comprehensive Income

AOCI components reclassified	Income statement line item	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
Defined benefit pension and PRB plans	Other income	$3	$2
Deferred income taxes	Income tax recovery – deferred	(1)	(1)
		$2	$1

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 48

13. Revenue

The following tables disaggregate revenue by major sources for the period:

	Three Months Ended March 31, 2020
	Utilities	Midstream	Corporate/Other	Total (a)
Revenue from contracts with customers
Commodity sales contracts	$384	$240	$—	$624
Midstream service contracts	—	39	—	39
Gas sales and transportation services	950	—	—	950
Storage services	6	—	—	6
Other	2	—	3	5
Total revenue from contracts with customers	$1,342	$279	$3	$1,624

Other sources of revenue
Revenue from alternative revenue programs (b)	$55	$—	$—	$55
Leasing revenue (c)	—	29	20	49
Risk management and trading activities (d) (e)	13	126	(1)	138
Other	(5)	4	4	3
Total revenue from other sources	$63	$159	$23	$245
Total revenue	$1,405	$438	$26	$1,869

(a)
In the first quarter of 2020, AltaGas revised its reportable segments. Comparative period numbers have been adjusted to reflect this change. Refer to Note 23 - Segmented Information for additional information.

(b)
A large portion of revenue generated from the Utilities segment is subject to rate regulation and accordingly there are circumstances where the revenue recognized is mandated by the applicable regulators in accordance with ASC 980.

(c)
Revenue generated from certain of AltaGas’ gas facilities is accounted for as operating leases. For the Corporate/Other segment, a significant amount of revenue earned is through power purchase agreements which are accounted for as operating leases.

(d)
Risk management activities involve the use of derivative instruments such as physical and financial swaps, forward contracts, and options. These derivatives are accounted for under ASC 815 and ASC 825. A portion of revenue generated by the Utilities segment is from the physical sale and delivery of natural gas and power to end users.

(e)
Trading margins in the Midstream segment are reported in risk management and trading activities. AltaGas enters into derivative contracts for the purpose of optimizing its storage and transportation capacity as well as managing the transportation and storage assets on behalf of third parties. The trading margins, including unrealized gains and losses on derivative instruments, are netted within revenues. Gross revenues for the three months ended March 31, 2020 of $106 million associated with the GAIL Global (USA) LNG LLC (GAIL) contract, which are in scope of ASC 606, are reported within risk management and trading activities. While the GAIL contract is individually not accounted for as a derivative, it is inseparable from the overall trading portfolio. Revenue is recognized at a point in time based on the actual volumes of the commodity sold at the delivery point, which corresponds to the customer’s monthly invoice amount. The GAIL contract has a term of 20 years and began on March 31, 2018.

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 49

	Three Months Ended March 31, 2019
	Utilities	Midstream	Corporate/Other	Total (a)
Revenue from contracts with customers
Commodity sales contracts	$420	$96	$13	$529
Midstream service contracts	—	38	—	38
Gas sales and transportation services	1,083	—	—	1,083
Storage services	8	—	—	8
Other	2	—	10	12
Total revenue from contracts with customers	$1,513	$134	$23	$1,670

Other sources of revenue
Revenue from alternative revenue programs (b)	$6	$—	$—	$6
Leasing revenue (c)	—	33	23	56
Risk management and trading activities (d) (e)	18	125	23	166
Other	(5)	3	2	—
Total revenue from other sources	$19	$161	$48	$228
Total revenue	$1,532	$295	$71	$1,898

(a)
In the first quarter of 2020, AltaGas revised its reportable segments. Comparative period numbers have been adjusted to reflect this change. Refer to Note 23 - Segmented Information for additional information.

(b)
A large portion of revenue generated from the Utilities segment is subject to rate regulation and accordingly there are circumstances where the revenue recognized is mandated by the applicable regulators in accordance with ASC 980.

(c)
Revenue generated from certain of AltaGas’ gas facilities is accounted for as operating leases. For the Corporate/Other segment, a significant amount of revenue earned is through power purchase agreements which are accounted for as operating leases.

(d)
Risk management activities involve the use of derivative instruments such as physical and financial swaps, forward contracts, and options. These derivatives are accounted for under ASC 815 and ASC 825. A portion of revenue generated by the Utilities segment is from the physical sale and delivery of natural gas and power to end users.

(e)
Trading margins in the Midstream segment are reported in risk management and trading activities. AltaGas enters into derivative contracts for the purpose of optimizing its storage and transportation capacity as well as managing the transportation and storage assets on behalf of third parties. The trading margins, including unrealized gains and losses on derivative instruments, are netted within revenues. Gross revenues for the three months ended March 31, 2019 of $161 million associated with the GAIL Global (USA) LNG LLC (GAIL) contract, which are in scope of ASC 606, are reported within risk management and trading activities. While the GAIL contract is individually not accounted for as a derivative, it is inseparable from the overall trading portfolio. Revenue is recognized at a point in time based on the actual volumes of the commodity sold at the delivery point, which corresponds to the customer’s monthly invoice amount. The GAIL contract has a term of 20 years and began on March 31, 2018.

Revenue Recognition

The following is a description of the Corporation’s revenue recognition policy by segment and by major source of revenue from contracts with customers.

Utilities Segment

Gas Sales and Transportation Services

Customers are billed monthly based on regular meter readings. Customer billings are based on two main components: (i) a fixed service fee and (ii) a variable fee based on usage. Revenue is recognized over time when the gas has been delivered or as the service has been performed. As meter readings are performed on a cycle basis, AltaGas recognizes accrued revenue for any services rendered to its customers but not billed at month-end. The vast majority of these contracts are “at-will” as customers may cancel their service at any time, however, there are certain contracts that have terms of one year or longer. For these long-term contracts, there is generally a contract demand specified in the contract whereby the customer has to pay regardless of whether or not gas has been delivered. These contracts generally do not contain any make up rights and revenue is recognized on a monthly basis as service has been performed.

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Gas Storage Services

Gas storage customers are billed monthly for services provided. Customer billings are based on four components: (i) reservation charges; (ii) capacity charges; (iii) injection/withdrawal charges; and (iv) excess charges. Reservation charges are based on the customer’s contract withdrawal quantity, capacity charges are based on the customer’s total contract quantity, and injection/withdrawal charges are based on the volume of gas delivered to or from the customer. Excess charges are applied to each day that the storage quantity exceeds 100 percent of the customer’s maximum storage quantity. Revenue is recognized as the service has been performed over time on a monthly basis, which corresponds to the invoice amount. The majority of these contracts have terms extending beyond one year.

Commodity Sales

Commodity sales include gas and electricity sales to residential, commercial, and industrial customers in certain states where WGL Energy Services is authorized as a competitive service provider. These commodity sales contracts have varying terms that generally range from one to five years. Customers are billed monthly based on the amount of energy delivered to the customer. Revenue is recognized based on the amount the Corporation is entitled to invoice the customer.

Midstream Segment

Commodity Sales

A portion of the NGL production from AltaGas’ extraction facilities is subject to frac spread between NGLs extracted and the natural gas purchased to make up the heating value of the NGLs extracted. For commodity sales contracts that do not meet the definition of a derivative or for contracts whereby AltaGas has elected to apply the normal purchase normal sales scope exception, the sales contract is accounted for under ASC 606. These commodity sales contracts have varying terms but the majority of the contracts have a one-year term which coincides with the NGL year. AltaGas recognizes revenue for commodity sales contracts at a point in time based on the actual volumes of the commodity sold at the delivery point, which corresponds to the customer’s monthly invoice amount.

Commodity sales contracts at RIPET generate revenue from the sale and delivery of liquid propane purchased from upstream producers. Revenue from these sales contracts is recognized when propane is loaded onto transport vessels, which is the delivery point. AltaGas has the right to consideration in an amount that directly corresponds to the volumes of propane loaded on a vessel.

Midstream Service Contracts

AltaGas earns revenue from its field gathering and processing facilities, extraction facilities, and transmission systems through a variety of contractual arrangements. For arrangements that do not contain a lease, the revenue is accounted for under ASC 606 as follows:

Fee-for-service – The customer is charged a fee for the service provided on a per unit volume basis. Contract terms generally range from one month to up to the life of the reserves. Revenue under this type of arrangement is recognized over time as the service is provided, which corresponds to the customer’s monthly invoice amount.

Take-or-pay – The customer has agreed to a minimum volume commitment whereby the customer must have AltaGas process or deliver a specified volume at a rate per unit that is specified in the contract. Quantities that the customer is unable to deliver are considered deficiency quantities. Certain of AltaGas’ take-or-pay contracts contain provisions whereby the customer can make up deficiency quantities in subsequent periods. Under this type of arrangement, any consideration received relating to the deficiency quantities that will be made up in a future period will be deferred until either: (i) the customer makes up the volumes or (ii) the likelihood that the customer will make up the volumes before the make up period expires becomes remote. If AltaGas

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does not expect the customer to make up the deficiency quantities (also referred to as breakage amount), AltaGas may recognize the expected breakage amount as revenue before the make up period expires. Significant judgment is required in estimating the breakage amount. For contracts where the customer has no make up rights, revenue is recognized on a monthly basis based on the higher of (i) the actual quantity delivered times the per unit rate or (ii) the contracted minimum amount.

Corporate/Other Segment

For the Corporate/Other segment, the majority of revenue relates to remaining power assets, from which revenue is primarily earned through power purchase agreements which are accounted for as operating leases. In instances where power generation is not sold under a power purchase agreement, the commodity is sold via a merchant market, or via commodity sales agreements which are accounted for as financial instruments. For commodity sales contracts that do not meet the definition of a lease, derivative or for contracts whereby AltaGas has elected to apply the normal purchase normal sales scope exception, the sales contract is accounted for under ASC 606. This includes energy generated from combined heating and power assets that are sold under long term power purchase agreements with a general duration of approximately 20 years. These long term purchase agreements provide stable cash flow by way of contracted prices for the underlying commodities.

Contract Balances

As at March 31, 2020, a contract asset of $35 million has been recorded within long-term investments and other assets on the Consolidated Balance Sheets (December 31, 2019 – $30 million). This contract asset represents the difference in revenue recognized under a new rate in a blend-and-extend contract modification with a customer. Revenue from this contract modification will be recognized at the pre-modification rate for the remainder of the original term with the excess revenue recorded as a contract asset. The contract asset will be drawn down over the remaining term of the modified contract.

In addition, at March 31, 2020 there is a contract asset of $66 million (December 31, 2019 - $59 million) recorded within prepaid expenses and other current assets on the Consolidated Balance Sheets for WGL Energy Systems’ unbilled revenue relating to design-build construction contracts. The contract asset represents unbilled amounts typically resulting from sales under contracts when the cost-to-cost method of revenue recognition is utilized, and revenue recognized exceeds the amount billed to the customer. Right to payment is achieved when the projects are formally “accepted” by the federal government. At March 31, 2020, contract liabilities of $3 million (December 31, 2019 - $2 million) have been recorded within other current liabilities on the Consolidated Balance Sheets. The contract liabilities consist of advance payments and billings in excess of revenue recognized and deferred revenue. Contract assets and liabilities are reported in a net position on a contract-by-contract basis at the end of each reporting period.

Contract Assets

	March 31, 2020	December 31, 2019
As at
Balance, beginning of period	$89	$59
Additions	7	32
Foreign exchange translation	5	(2)
Balance, end of period	$101	$89

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 52

Contract Liabilities

As at	March 31, 2020	December 31, 2019

Balance, beginning of period	$2	$2
Additions	1	2
Revenue recognized from contract liabilities (a)	—	(2)
Balance, end of period	$3	$2

(a)	Recognition of revenue related to performance obligations satisfied in the current period for amounts that were previously included in contract liabilities.

Transaction price allocated to the remaining obligations

The following table includes estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied as of March 31, 2020:

	Remainder of 2020	2021	2022	2023	2024	> 2024	Total
Midstream service contracts	$94	$102	$101	$99	$99	$1,082	$1,577
Storage services	20	26	26	25	25	184	306
Other	17	10	2	2	2	13	46
	$131	$138	$129	$126	$126	$1,279	$1,929

AltaGas applies the practical expedient available under ASC 606 and does not disclose information about the remaining performance obligations for (i) contracts with an original expected length of one year or less, (ii) contracts for which revenue is recognized at the amount to which AltaGas has the right to invoice for performance completed, and (iii) contracts with variable consideration that is allocated entirely to a wholly unsatisfied performance obligation or to a wholly unsatisfied promise to transfer a distinct good or service that forms part of a single performance obligation. In addition, the table above does not include any estimated amounts of variable consideration that are constrained. The majority of midstream service contracts, gas sales and transportation service contracts, and storage service contracts contain variable consideration whereby uncertainty related to the associated variable consideration will be resolved (usually on a daily basis) as volumes are processed, gas is delivered or as service is provided.

14. Financial Instruments and Financial Risk Management

The Corporation’s financial instruments consist of cash and cash equivalents, accounts receivable, risk management contracts, certain long-term investments and other assets, accounts payable and accrued liabilities, dividends payable, short-term and long-term debt, and certain other current and long-term liabilities.

Fair Value Hierarchy

AltaGas categorizes its financial assets and financial liabilities into one of three levels based on fair value measurements and inputs used to determine the fair value.

Level 1 - fair values are based on unadjusted quoted prices in active markets for identical assets or liabilities. Fair values are based on direct observations of transactions involving the same assets or liabilities and no assumptions are used. Included in this category are publicly traded shares valued at the closing price as at the balance sheet date.

Level 2 - fair values are determined based on valuation models and techniques where inputs other than quoted prices included within Level 1 are observable for the asset or liability either directly or indirectly. AltaGas enters into derivative instruments in the futures, over-the-counter, and retail markets to manage fluctuations in commodity prices and foreign exchange rates. The fair

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 53

values of power, natural gas, and NGL derivative contracts were calculated using forward prices based on published sources for the relevant period, adjusted for factors specific to the asset or liability, including basis and location differentials, discount rates, and currency exchange. The fair value of foreign exchange derivative contracts was calculated using quoted market rates. The fair value of foreign exchange option contracts was calculated using a variation of the Black-Scholes pricing model.

Level 3 - fair values are based on inputs for the asset or liability that are not based on observable market data. AltaGas uses valuation techniques when observable market data is not available. Level 3 derivatives include physical contracts at illiquid market locations with no observable market data, long-dated positions where observable pricing is not available over the life of the contract, contracts valued using historical spot price volatility assumptions, and valuations using indicative broker quotes for inactive market locations. A significant change to any one of these inputs in isolation could result in a significant upward or downward fluctuation in the fair value measurement.

The following methods and assumptions were used to estimate the fair value of each significant class of financial instruments:

Other current liabilities - the carrying amounts approximate fair value because of the short maturity of these instruments.

Current portion of long-term debt, Long-term debt and Other long-term liabilities - the fair value of these liabilities was estimated based on discounted future interest and principal payments using the current market interest rates of instruments with similar terms.

Risk management assets and liabilities - the fair values of power, natural gas, and NGL derivative contracts were calculated using forward prices from published sources for the relevant period. The fair value of foreign exchange derivative contracts was calculated using quoted market rates. The fair value of Level 3 derivative contracts was calculated using internally developed valuation inputs and pricing models.

Equity securities – the fair value of equity securities was calculated using quoted market prices.

Loans and receivables – the fair value of these assets was estimated based on discounted future interest and principal payments using the current market interest rates of instruments with similar terms.

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 54

As at	March 31, 2020
	Carrying Amount	Level 1	Level 2	Level 3	Total Fair Value
Financial assets
Fair value through net income (a)
Risk management assets - current	$112	$—	$51	$61	$112
Risk management assets - non-current	56	—	3	53	56
Equity securities (b)	1	1	—	—	1
Fair value through regulatory assets/liabilities (a)
Risk management assets - current	10	—	—	10	10
Risk management assets - non-current	13	—	—	13	13
Amortized cost
Loans and receivables (b)	44	—	45	—	45
	$236	$1	$99	$137	$237
Financial liabilities
Fair value through net income (a)
Risk management liabilities - current	$59	$—	$26	$33	$59
Risk management liabilities - non-current	73	—	6	67	73
Fair value through regulatory assets/liabilities (a)
Risk management liabilities - current	6	—	—	6	6
Risk management liabilities - non-current	91	—	—	91	91
Amortized cost
Current portion of long-term debt	1,061	—	1,061	—	1,061
Long-term debt	6,238	—	6,245	—	6,245
Other current liabilities (c)	8	—	8	—	8
	$7,536	$—	$7,346	$197	$7,543

(a)
To manage price risk associated with acquiring natural gas supply for Maryland, Virginia, and District of Columbia utility customers, Washington Gas, a subsidiary of the Corporation, enters into physical and financial derivative transactions. Any gains and losses associated with these derivatives are recorded as regulatory liabilities or assets, respectively, to reflect the rate treatment for these economic hedging activities. Additionally, as part of its asset optimization program, Washington Gas enters into derivatives with the primary objective of securing operating margins that Washington Gas will ultimately realize. Regulatory sharing mechanisms provide for the annual realized profit from these transactions to be shared between Washington Gas' shareholder and customers; therefore, changes in fair value are recorded through earnings, or as regulatory assets or liabilities to the extent that it is probable that realized gains and losses associated with these derivative transactions will be included in the rates charged to customers when they are realized.

(b)	Included under the line item "long-term investments and other assets" on the Consolidated Balance Sheets.

(c)	Excludes non-financial liabilities.

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 55

As at	December 31, 2019
	Carrying Amount	Level 1	Level 2	Level 3	Total Fair Value
Financial assets
Fair value through net income (a)
Risk management assets - current	$82	$—	$31	$51	$82
Risk management assets - non-current	31	—	7	24	31
Equity securities (b)	4	4	—	—	4
Fair value through regulatory assets/liabilities (a)
Risk management assets - current	5	—	—	5	5
Risk management assets - non-current	8	—	—	8	8
Amortized cost
Loans and receivables (b)	45	—	46	—	46
	$175	$4	$84	$88	$176
Financial liabilities
Fair value through net income (a)
Risk management liabilities - current	$121	$—	$99	$22	$121
Risk management liabilities - non-current	77	—	19	58	77
Fair value through regulatory assets/liabilities (a)
Risk management liabilities - current	4	—	—	4	4
Risk management liabilities - non-current	90	—	—	90	90
Amortized cost
Current portion of long-term debt	923	—	923	—	923
Long-term debt	5,928	—	6,264	—	6,264
Other current liabilities (c)	15	—	15	—	15
	$7,158	$—	$7,320	$174	$7,494

(a)
To manage price risk associated with acquiring natural gas supply for Maryland, Virginia, and District of Columbia utility customers, Washington Gas, a subsidiary of the Corporation, enters into physical and financial derivative transactions. Any gains and losses associated with these derivatives are recorded as regulatory liabilities or assets, respectively, to reflect the rate treatment for these economic hedging activities. Additionally, as part of its asset optimization program, Washington Gas enters into derivatives with the primary objective of securing operating margins that Washington Gas will ultimately realize. Regulatory sharing mechanisms provide for the annual realized profit from these transactions to be shared between Washington Gas' shareholder and customers; therefore, changes in fair value are recorded through earnings, or as regulatory assets or liabilities to the extent that it is probable that realized gains and losses associated with these derivative transactions will be included in the rates charged to customers when they are realized.

(b)	Included under the line item "long-term investments and other assets" on the Consolidated Balance Sheets.

(c)	Excludes non-financial liabilities.

The following table includes quantitative information about the significant unobservable inputs used in the fair value measurement of Level 3 financial instruments at March 31, 2020:

	Net Fair Value	Valuation Technique	Unobservable Inputs	Range			Weighted Average (a)
Natural gas	$(61)	Discounted Cash Flow	Natural Gas Basis Price (per Dth)	$(2.01)	-	$3.02	$(0.45)
Natural gas	$(1)	Option Model	Natural Gas Basis Price (per Dth)	$(1.26)	-	$2.97	$0.24
			Annualized Volatility of Spot Market Natural Gas	12%	-	112%	33%
Electricity	$2	Discounted Cash Flow	Electricity Congestion Price (per MWh)	$(7.35)	-	$72.07	$29.13
(a) Unobservable inputs were weighted by transaction volume.

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 56

The following tables provide a reconciliation of changes in net fair value of derivative assets and liabilities classified as Level 3 in the fair value hierarchy:

Three Months Ended	March 31, 2020			March 31, 2019
	Natural Gas	Electricity	Total	Natural Gas	Electricity	Total
Balance, beginning of period	$(85)	$—	$(85)	$(149)	$(15)	$(164)
Realized and unrealized gains:
Recorded in income	23	10	33	33	7	40
Recorded in regulatory assets	12	—	12	17	—	17
Transfers into Level 3	—	—	—	(5)	—	(5)
Transfers out of Level 3	1	—	1	7	—	7
Settlements	(7)	(8)	(15)	—	—	—
Foreign exchange translation	(6)	—	(6)	3	—	3
Balance, end of period	$(62)	$2	$(60)	$(94)	$(8)	$(102)

Transfers out of Level 3 during the period ended March 31, 2020 were due to an increase in valuations using observable market inputs. Transfers into Level 3 during the period ended March 31, 2020 were due to an increase in unobservable market inputs used in valuations, primarily pricing points.

Summary of Unrealized Gains (Losses) on Risk Management Contracts Recognized in Net Income

Three Months Ended March 31	2020	2019
Natural gas	$16	$12
Energy exports	86	—
NGL frac spread	14	(11)
Power	(1)	5
Foreign exchange	—	1
	$115	$7

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 57

Offsetting of Derivative Assets and Derivative Liabilities

Certain of AltaGas’ risk management contracts are subject to master netting arrangements that create a legally enforceable right for a counterparty to offset the related financial assets and financial liabilities. As part of these master netting agreements, cash, letters of credit, and parental guarantees may be required to be posted or obtained from counterparties in order to mitigate credit risk related to both derivative and non-derivative positions. Collateral balances are also offset against the related counterparties’ derivative positions to the extent the application would not result in the over-collateralization of those derivative positions on the balance sheet.

As at	March 31, 2020
Risk management assets (a)	Gross amounts of recognized assets/liabilities	Gross amounts offset in balance sheet	Netting of collateral	Net amounts presented in balance sheet
Natural gas	$129	$(39)	$(1)	$89
Energy exports	62	(45)	10	27
NGL frac spread	14	(1)	—	13
Power	67	(5)	—	62
	$272	$(90)	$9	$191

Risk management liabilities (b)
Natural gas	$205	$(39)	$(18)	$148
Energy exports	57	(45)	—	12
NGL frac spread	1	(1)	—	—
Power	84	(5)	(10)	69
	$347	$(90)	$(28)	$229

(a)	Net amount of risk management assets on the Balance Sheet is comprised of risk management assets (current) balance of $122 million and risk management assets (non‑current) balance of $69 million.

(b)
Net amount of risk management liabilities on the Balance Sheet is comprised of risk management liabilities (current) balance of $65 million and risk management liabilities (non‑current) balance of $164 million.

As at	December 31, 2019
Risk management assets (a)	Gross amounts of recognized assets/liabilities	Gross amounts offset in balance sheet	Netting of collateral	Net amounts presented in balance sheet
Natural gas	$121	$(54)	$—	$67
Energy exports	10	(3)	5	12
Power	54	(7)	—	47
	$185	$(64)	$5	$126

Risk management liabilities (b)
Natural gas	$226	$(54)	$(28)	$144
NGL frac spread	90	(3)	—	87
Power	2	—	—	2
Foreign exchange	69	(7)	(3)	59
	$387	$(64)	$(31)	$292

(a)	Net amount of risk management assets on the Balance Sheet is comprised of risk management assets (current) balance of $87 million and risk management assets (non‑current) balance of $39 million.

(b)
Net amount of risk management liabilities on the Balance Sheet is comprised of risk management liabilities (current) balance of $125 million and risk management liabilities (non‑current) balance of $167 million.

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 58

Cash Collateral

The following table presents collateral not offset against risk management assets and liabilities:

As at	March 31, 2020	December 31, 2019
Collateral posted with counterparties	$32	$29
Cash collateral held representing an obligation	$1	$—

Any collateral posted that is not offset against risk management assets and liabilities is included in line item “prepaid expenses and other current assets” in the Consolidated Balance Sheets. Collateral received and not offset against risk management assets and liabilities is included in line item “customer deposits” in the Consolidated Balance Sheets.

Certain derivative instruments contain contract provisions that require collateral to be posted if the credit rating of AltaGas or certain of its subsidiaries falls below certain levels. At March 31, 2020, AltaGas has posted $11 million (December 31, 2019 - $6 million), of collateral related to its derivative liabilities that contained credit-related contingent features. The following table shows the aggregate fair value of all derivative instruments with credit-related contingent features that are in a liability position, as well as the maximum amount of collateral that would be required if specific credit-risk-related contingent features underlying these agreements were triggered:

As at	March 31, 2020	December 31, 2019
Risk management liabilities with credit-risk-contingent features	$61	$42
Maximum potential collateral requirements	$42	$29

Notional Summary

The following table presents the notional quantity outstanding related to the Corporation’s commodity contracts:

As at	March 31, 2020		December 31, 2019
Natural Gas
Sales	680,329,559	GJ	698,126,985 GJ
Purchases	1,329,838,482	GJ	1,406,991,689 GJ
Swaps	644,231,814	GJ	541,652,374 GJ
Energy Exports
Swaps	4,785,600	Bbl	9,374,826 Bbl
NGL Frac Spread
Butane swaps	149,821	Bbl	346,852 Bbl
Crude oil swaps	491,818	Bbl	212,587 Bbl
Natural gas swaps	11,510,418	GJ	3,883,992 GJ
Power
Sales	7,128,603	MWh	8,034,024 MWh
Purchases	7,683,312	MWh	8,552,467 MWh
Swaps	20,991,898	MWh	25,058,577 MWh

Foreign Exchange Risk

AltaGas is exposed to foreign exchange risk as changes in foreign exchange rates may affect the fair value or future cash flows of the Corporation’s financial instruments. AltaGas has foreign operations whereby the functional currency is the U.S. dollar. As a result, the Corporation’s earnings, cash flows, and OCI are exposed to fluctuations resulting from changes in foreign exchange rates. This risk is partially mitigated to the extent that AltaGas has U.S. dollar-denominated debt and/or preferred shares outstanding. AltaGas may also enter into foreign exchange forward derivatives to manage the risk of fluctuating cash flows due

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 59

to variations in foreign exchange rates. As at March 31, 2020 and December 31, 2019, AltaGas did not have any outstanding foreign exchange forward contracts.

AltaGas may designate its U.S. dollar-denominated debt as a net investment hedge of its U.S. subsidiaries. As at March 31, 2020, AltaGas has designated US$680 million of outstanding debt as a net investment hedge (December 31, 2019 - US$300 million). For the three months ended March 31, 2020, AltaGas recognized after-tax unrealized losses of $42 million arising from the translation of debt in other comprehensive income (three months ended March 31, 2019 ‑ after-tax unrealized gains of $39 million).

Allowance for Credit Losses

The following table presents changes to the allowance for credit losses by segment and major type:

	Three Months Ended March 31, 2020
	Accounts Receivable	Contract Assets (a)	Other long-term investments and other assets (b)	Total
Utilities
Balance, beginning of period	$31	$—	$—	$31
Adjustment upon adoption of ASC 326 (c)	2	—	—	2
Foreign exchange translation	3	—	—	3
New allowance	9	—	—	9
Written off	(14)	—	—	(14)
Recoveries collected	1	—	—	1
Balance, end of period	$32	$—	$—	$32
Midstream
Balance, beginning of period	$1	$—	$—	$1
Adjustment upon adoption of ASC 326	—	1	3	4
Balance, end of period	$1	$1	$3	$5
Corporate/Other
Balance, beginning of period	$2	$—	$—	$2
Adjustment upon adoption of ASC 326	—	—	1	1
Balance, end of period	$2	$—	$1	$3
Total	$35	$1	$4	$40

(a)
An allowance for credit loss is assessed quarterly and is recorded based on historical default rates published by external credit rating agencies and a rate associated with the estimated time frame that the contract asset will be billed to the customer.

(b)
Includes loan to affiliate and other long-term receivables (Notes 8 and 18). An allowance for credit loss is assessed quarterly and is recorded based on historical default rates published by external credit rating agencies and a rate commensurate with the period in which the receivable is expected to be collected.

(c)
Based on previous collection experience, AltaGas did not record an allowance for credit losses for its contract assets associated with its energy management services projects with the U.S. federal government.

With the exception of accounts receivable which are due in one year or less, AltaGas does not have any past due receivables as at March 31, 2020.

Weather Related Instruments

WGL Energy Services utilizes heating degree day (HDD) instruments from time to time to manage weather and price risks related to its natural gas and electricity sales during the winter heating season. WGL Energy Services also utilizes cooling degree day (CDD) instruments and other instruments to manage weather and price risks related to its electricity sales during the summer cooling season. These instruments cover a portion of estimated revenue or energy-related cost exposure to variations in HDDs or CDDs. For the three months ended March 31, 2020, pre-tax losses of $3 million were recorded related to these instruments (three months ended March 31, 2019 - pre-tax gains of less than $1 million).

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 60

15. Leases

Lessor

Certain of AltaGas’ revenues are obtained through power purchase agreements or take-or-pay contracts whereby AltaGas is the lessor in these operating lease arrangements. Minimum lease payments received are amortized over the term of the lease. Contingent rentals are recorded when the condition that created the present obligation to make such payments occurs such as when actual electricity is generated and delivered. Revenue from these arrangements have been disclosed in Note 13.

16. Shareholders’ Equity

Authorization

AltaGas is authorized to issue an unlimited number of voting common shares. AltaGas is also authorized to issue such number of Preferred Shares in series at any time as have aggregate voting rights either directly or on conversion or exchange that in the aggregate represent less than 50 percent of the voting rights attaching to the then issued and outstanding Common Shares.

Dividend Reinvestment and Optional Cash Purchase Plan (DRIP or the Plan)

The Plan consisted of two components: a Dividend Reinvestment component and an Optional Cash Purchase component. The Premium Dividend™ component of the plan was suspended in December 2018. The Dividend Reinvestment and Optional Cash Purchase component was suspended in December 2019, with the December dividend (payable January 2020) being the last dividend payment eligible for reinvestment by participating shareholders under the DRIP. The Plan in its entirety will remain suspended until further notice.

Common Shares Issued and Outstanding	Number of shares	Amount
January 1, 2019	275,224,066	$6,654
Shares issued for cash on exercise of options	76,177	1
Deferred taxes on share issuance cost	—	(4)
Shares issued under DRIP	3,774,442	68
December 31, 2019	279,074,685	$6,719
Shares issued for cash on exercise of options	38,866	1
Shares issued under DRIP	331,532	6
Issued and outstanding at March 31, 2020	279,445,083	$6,726

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Preferred Shares

As at	March 31, 2020		December 31, 2019
Issued and Outstanding	Number of shares	Amount	Number of shares	Amount
Series A	5,511,220	$138	5,511,220	$138
Series B	2,488,780	62	2,488,780	62
Series C	8,000,000	206	8,000,000	206
Series E	8,000,000	200	8,000,000	200
Series G	6,885,823	172	6,885,823	172
Series H	1,114,177	28	1,114,177	28
Series I	8,000,000	200	8,000,000	200
Series K	12,000,000	300	12,000,000	300
Share issuance costs, net of taxes		(29)		(29)
	52,000,000	$1,277	52,000,000	$1,277

Share Option Plan

AltaGas has an employee share option plan under which officers, employees, and service providers (as defined by the TSX) are eligible to receive grants. As at March 31, 2020, 13,915,160 shares were reserved for issuance under the plan. As at March 31, 2020, share options granted under the plan have a term between six and ten years until expiry and vest no longer than over a four‑year period.

As at March 31, 2020, the unexpensed fair value of share option compensation cost associated with future periods was $9 million (December 31, 2019 ‑ $5 million).

The following table summarizes information about the Corporation’s share options:

As at	March 31, 2020		December 31, 2019
	Number of options	Exercise price (a)	Number of options	Exercise price (a)
Share options outstanding, beginning of period	7,043,956	$22.49	6,309,183	$25.18
Granted	2,421,195	19.57	2,287,385	19.12
Exercised	(38,866)	15.36	(76,177)	14.52
Forfeited	(191,289)	22.71	(1,165,435)	27.31
Expired	(56,994)	38.13	(311,000)	36.16
Share options outstanding, end of period	9,178,002	$21.65	7,043,956	$22.49
Share options exercisable, end of period	2,906,042	$27.67	2,921,642	$27.70

(a)	Weighted average.

As at March 31, 2020, the aggregate intrinsic value of the total share options exercisable was $nil (December 31, 2019 - $3 million), the total intrinsic value of share options outstanding was $nil (December 31, 2019 - $12 million) and the total intrinsic value of share options exercised was less than $1 million (December 31, 2019 - less than $1 million).

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The following table summarizes the employee share option plan as at March 31, 2020:

	Options outstanding			Options exercisable
Price range	Number outstanding	Weighted average exercise price	Weighted average remaining contractual life	Number exercisable	Weighted average exercise price	Weighted average remaining contractual life
$14.52 to $18.00	2,470,825	$15.21	4.73	620,892	$14.71	4.54
$18.01 to $25.08	4,319,654	19.66	5.21	299,500	21.05	0.71
$25.09 to $46.70	2,387,523	31.91	2.48	1,985,650	32.72	2.20
	9,178,002	$21.65	4.37	2,906,042	$27.67	2.55

Phantom Unit Plan (Phantom Plan) and Deferred Share Unit Plan (DSUP)

AltaGas has a Phantom Plan for employees and executive officers, which includes restricted units (RUs) and performance units (PUs) with vesting periods between 36 to 44 months from the grant date. In addition, AltaGas has a DSUP, which allows granting of deferred share units (DSUs) to directors. DSUs granted under the DSUP vest immediately but settlement of the DSUs occur when the individual ceases to be a director.

PUs, RUs, and DSUs (number of units)	March 31, 2020	December 31, 2019
Balance, beginning of period	6,484,831	9,908,154
Granted	1,018,639	674,971
Exercised	(28,589)	(113,668)
Vested and paid out	—	(677,667)
Forfeited	(383,013)	(3,377,962)
Units in lieu of dividends	22,819	71,003
Outstanding, end of period	7,114,687	6,484,831

For the three months ended March 31, 2020, the compensation expense recorded for the Phantom Plan and DSUP was a recovery of $1 million (three months ended March 31, 2019 – expense of $5 million). As at March 31, 2020, the unrecognized compensation expense relating to the remaining vesting period for the Phantom Plan was $26 million (December 31, 2019 ‑ $22 million) and is expected to be recognized over the vesting period.

17. Net Income Per Common Share

The following table summarizes the computation of net income per common share:

Three Months Ended March 31	2020	2019
Numerator:
Net income applicable to controlling interests	$481	$826
Less: Preferred share dividends	(17)	(17)
Net income applicable to common shares	$464	$809
Denominator:
(millions)
Weighted average number of common shares outstanding	279.4	275.5
Dilutive equity instruments (a)	0.5	0.2
Weighted average number of common shares outstanding - diluted	279.9	275.7
Basic net income per common share	$1.66	$2.93
Diluted net income per common share	$1.66	$2.93

(a)	Includes all options that have a strike price lower than the average share price of AltaGas' common shares during the periods noted.

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 63

For the three months ended March 31, 2020, 6.7 million share options (2019 – 3.7 million) were excluded from the diluted net income per common share calculation as their effects were anti‑dilutive.

18. Commitments, Guarantees, and Contingencies

Commitments

AltaGas has long-term natural gas purchase and transportation arrangements, propane purchase agreements, electricity purchase arrangements, service agreements, pipeline and storage contracts, capital commitments, environmental commitments, merger commitments, and operating leases for office space, office equipment, rail cars, and automobile equipment, all of which are transacted at market prices and in the normal course of business.

AltaGas’ utilities have contracts to purchase natural gas, natural gas transportation and storage services from various suppliers to ensure that there is an adequate supply of natural gas to meet the needs of customers and to minimize exposure to market price fluctuations. These contracts have expiration dates that range from 2020 to 2044. In addition, WGL Energy Services also enters into contracts to purchase natural gas and electricity designed to match the duration of its sales commitments, and to secure a margin on estimated sales over the terms of existing sales contracts. WGL Midstream enters into contracts to acquire, invest in, manage, and optimize natural gas storage and transportation assets.

In connection with the WGL Acquisition, AltaGas and WGL have made commitments related to the terms of the Public Service Commission of the District of Columbia (PSC of DC) settlement agreement and the conditions of approval from the Maryland Public Service Commission (PSC of MD) and the Commonwealth of Virginia State Corporation Commission (SCC of VA). Among other things, these commitments include rate credits distributable to both residential and non-residential customers, gas expansion and other programs, various public interest commitments, and safety programs. As at March 31, 2020, the total amount of merger commitments which have been expensed but are not yet paid is approximately US$17 million. In addition, there are certain additional merger commitments that were and will be expensed as costs are incurred in the future, including the investment of up to US$70 million over a ten year period to further extend natural gas service, investment of US$8 million for leak mitigation within three years of the merger, hiring damage prevention trainers in each jurisdiction for a total of US$2 million over five years, and developing 15 megawatts of either electric grid energy storage or Tier 1 renewable resources within five years.

In 2017, AltaGas entered into a 12-year service agreement for tug services to support the marine operations of RIPET. As at March 31, 2020, AltaGas is obligated to pay fixed fees of approximately $23 million over the remainder of the contract.

In 2019, AltaGas entered into propane supply contracts with various counterparties to secure physical volumes required for RIPET’s export capacity commitments. The contract terms range from 1 - 15 years, for an aggregate commitment amount of approximately $363 million.

In 2014, AltaGas’ Blythe facility entered into a Long-Term Service Agreement with Siemens to complete various upgrade and maintenance services on the Combustion Turbines (CT) at Blythe. The term of the agreement is over 124,000 equivalent operating hours per CT, or 25 years, whichever comes first. As at March 31, 2020, approximately $180 million is expected to be paid over the next 16 years, of which $49 million is expected to be paid over the next five years.

In 2009, AltaGas entered into a 20-year storage agreement at the Dawn Hub in southwestern Ontario. AltaGas is obligated to pay approximately $4 million per annum over the term of the contract for storage services.

Guarantees

AltaGas has guaranteed payments primarily for certain commitments on behalf of some of its subsidiaries. AltaGas has also guaranteed payments for certain of its external partners. As at March 31, 2020, AltaGas had no guarantees to external parties.

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Contingencies

AltaGas and its subsidiaries are subject to various legal claims and actions arising in the normal course of business. While the final outcome of such legal claims and actions cannot be predicted with certainty, the Corporation does not believe that the resolution of such claims and actions will have a material impact on the Corporation’s consolidated financial position or results of operations.

Antero Contract

In June 2019, a jury trial was held in the County Court for Denver, Colorado to consider a contractual dispute relating to gas pricing between Washington Gas and WGL Midstream (together, the Companies) and Antero Resources Corporation (Antero). Following the trial, the jury returned a verdict in favor of Antero for approximately US$96 million, of which approximately US$11 million was against Washington Gas with the remainder against WGL Midstream. Following the official entry of the judgment, the Companies filed an appeal on August 16, 2019.

AltaGas recorded a net reduction to the acquired working capital of WGL of approximately US$45 million to account for the verdict in favor of Antero net of tax and other expected recoveries. Expected recoveries include a $39 million receivable recorded in "long-term investments and other assets" on the Consolidated Balance Sheets for amounts expected to be recovered under a commercial arrangement with a third party.

Maryland Show-Cause Order

On April 23, 2019, the National Transportation and Safety Board (NTSB) held a hearing during which it found, among other things, that the probable cause of the August 10, 2016, explosion and fire at an apartment complex on Arliss Street in Silver Spring, Maryland “was the failure of an indoor mercury service regulator with an unconnected vent line that allowed natural gas into the meter room where it accumulated and ignited from an unknown ignition source. Contributing to the accident was the location of the mercury service regulators where leak detection by odor was not readily available.” Washington Gas disagrees with the NTSB’s probable cause findings. Following this hearing, on June 10, 2019, the NTSB issued an accident report.

On September 5, 2019, the PSC of MD ordered Washington Gas to (i) provide a detailed response to the NTSB’s probable cause findings and (ii) provide evidence regarding the status of a 2003 mercury regulator replacement program and, if the program was not completed, to show cause why the PSC of MD should not impose a civil penalty on Washington Gas (Show-Cause Order).

Washington Gas responded to the PSC of MD's Show-Cause Order, providing a detailed response to the NTSB’s probable cause findings, providing evidence regarding the status of its 2003 mercury regulator replacement program and demonstrating cause why the PSC of MD should not impose a civil penalty on Washington Gas. Following Washington Gas' response, certain intervenors filed written comments and a public hearing was held on the matter, with some intervenors and members of the public advocating for penalties against Washington Gas. Washington Gas filed its rejoinder comments and the Show Cause Order is working its way through the regulatory proceeding process with the PSC of MD. A hearing is expected to occur later this year.

Management believes that the likelihood of a civil penalty is probable and has accrued US$0.3 million to reflect the minimum liability expected to result from the proceeding. Though Washington Gas is unable to estimate the maximum possible penalty, other parties recommended penalties ranging from US$32 million (the Apartment and Office Building Association of Maryland (AOBA), which argued that Washington Gas should absorb all costs of removal and relocation of mercury service regulators) to US$123 million (the Office of the People's Counsel (OPC), which argued that Washington Gas should absorb all costs of removal and relocation of mercury service regulators and pay a fine of US$25,000 per day for each day mercury service regulators remain on Washington Gas’ system).

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19. Pension Plans and Retiree Benefits

The costs of the defined benefit and post-retirement benefit plans are based on Management's estimate of the future rate of return on the fair value of pension plan assets, salary escalations, mortality rates, and other factors affecting the payment of future benefits.

Rabbi trusts of $56 million as at March 31, 2020 have been funded to satisfy the employee benefit obligations associated with WGL’s various pension plans (December 31, 2019 - $57 million). These balances are included in "prepaid expenses and other current assets" and "long-term investments and other assets" in the Consolidated Balance Sheets.

The net pension expense by plan for the period was as follows:

	Three Months Ended March 31, 2020
	Canada		United States		Total
	Defined Benefit	Post-retirement Benefits	Defined Benefit	Post-retirement Benefits	Defined Benefit	Post-retirement Benefits
Current service cost (a)	$1	$—	$7	$2	$8	$2
Interest cost (b)	—	—	15	4	15	4
Expected return on plan assets (b)	—	—	(19)	(9)	(19)	(9)
Amortization of past service cost (b)	—	—	—	(4)	—	(4)
Amortization of net actuarial loss (b)	—	—	5	—	5	—
Plan settlements (b)	—	—	1	—	1	—
Net benefit cost (income) recognized	$1	$—	$9	$(7)	$10	$(7)

(a)	Recorded under the line item “operating and administrative” expenses on the Consolidated Statements of Income.

(b)	Recorded under the line item “other income” on the Consolidated Statements of Income.

	Three Months Ended March 31, 2019
	Canada		United States		Total
	Defined Benefit	Post-retirement Benefits	Defined Benefit	Post-retirement Benefits	Defined Benefit	Post-retirement Benefits
Current service cost (a)	$1	$—	$6	$2	$7	$2
Interest cost (b)	—	—	17	5	17	5
Expected return on plan assets (b)	—	—	(19)	(9)	(19)	(9)
Amortization of past service cost (b)	—	—	—	(5)	—	(5)
Amortization of net actuarial loss (b)	—	—	2	—	2	—
Amortization of regulatory asset (b)	—	—	6	—	6	—
Net benefit cost (income) recognized	$1	$—	$12	$(7)	$13	$(7)

(a)	Recorded under the line item “operating and administrative” expenses on the Consolidated Statements of Income.

(b)	Recorded under the line item “other income” on the Consolidated Statements of Income.

20. Income Taxes

The effective income tax rate for the three months ended March 31, 2020 was approximately 22 percent (three months ended March 31, 2019 – 13 percent). The increase in the effective tax rate for the three months ended March 31, 2020 was primarily due to lower capital gains in the current period. In the three months ended March 31, 2019, the sale of the remaining interest in the Northwest Hydro facilities was taxed at the capital rate.

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21. Supplemental Cash Flow Information

The following table details the changes in operating assets and liabilities from operating activities:

Three Months Ended March 31	2020	2019
Source (use) of cash:
Accounts receivable	$192	$123
Inventory	195	246
Other current assets	12	(16)
Regulatory assets - current	(38)	3
Accounts payable and accrued liabilities	(248)	(330)
Customer deposits	(19)	(23)
Regulatory liabilities - current	(29)	18
Risk management liabilities - current	(1)	(8)
Other current liabilities	(6)	(9)
Operating lease liability - current	—	2
Other operating assets and liabilities	3	57
Changes in operating assets and liabilities	$61	$63

The following cash payments have been included in the determination of earnings:

Three Months Ended March 31	2020	2019
Interest paid (net of capitalized interest)	$82	$101
Income taxes paid	$9	$8

The following table is a reconciliation of cash and cash equivalents and restricted cash balances:

As at March 31	2020	2019
Cash and cash equivalents	$335	$109
Restricted cash holdings from customers - current	4	4
Restricted cash holdings from customers - non-current	2	4
Restricted cash included in prepaid expenses and other current assets (a)	16	5
Restricted cash included in long-term investments and other assets (a)	40	61
Cash, cash equivalents, and restricted cash per Consolidated Statements of Cash Flows	$397	$183

(a)	The restricted cash balances included in "prepaid expenses and other current assets" and "long-term investments and other assets" relate to Rabbi trusts associated with WGL’s pension plans (Note 19).

22. Seasonality

The Utilities business is highly seasonal with the majority of natural gas deliveries occurring during the winter heating season. Gas sales increase during the winter resulting in stronger first and fourth quarter results and weaker second and third quarter results. The retail business within the Utilities segment is also seasonal, with larger amounts of electricity being sold in the summer and peak winter months and larger amounts of natural gas being sold in the winter months.

23. Segmented Information

AltaGas owns and operates a portfolio of assets and services used to move energy from the source to the end‑user. In the first quarter of 2020, AltaGas revised its reportable segments to align with the structure of its business following asset sales completed as part of its 2019 asset monetization program. As a result of these changes, AltaGas has refocused on its core Utilities and Midstream segments. Consistent with Management’s strategic view of the business and the basis on which it assesses performance and allocates resources, beginning in 2020, AltaGas has two operating segments: Utilities (which now includes the WGL retail

AltaGas Ltd. – Q1 2020 MD&A and Financial Statements – 67

marketing business) and Midstream. These operating segments have not been aggregated in the determination of AltaGas' reportable segments. All other assets are included in the Corporate/Other segment. Prior period segment information has been restated to conform to the current reporting segment presentation.

The following describes the Corporation’s reportable segments:

Utilities
■    rate-regulated natural gas distribution assets in Michigan, Alaska, the District of Columbia, Maryland, and Virginia;
■    rate-regulated natural gas storage in the United States; and
■    sale of natural gas and power to residential, commercial, and industrial customers in Washington D.C., Maryland, Virginia, Delaware, Pennsylvania, and Ohio.

Midstream
■    NGL processing and extraction plants;
■    natural gas storage facilities;
■    liquefied petroleum gas (LPG) terminal;
■    transmission pipelines to transport natural gas and NGL;
■    natural gas gathering lines and field processing facilities;
■    purchase and sale of natural gas;
■    natural gas and NGL marketing;
■    equity investment in Petrogas, a North American entity that owns and operates the Ferndale terminal and that is engaged in the marketing, storage and distribution of NGL, drilling fluids, crude oil and condensate diluents; and
■    interest in a regulated gas pipeline in the Marcellus/Utica basins.

Corporate/Other
■    the cost of providing corporate services, financing and general corporate overhead, investments in certain public and private entities, corporate assets, financing other segments and the effects of changes in the fair value of certain risk management contracts; and
■    a small portfolio of remaining power assets, certain of which are pending sale.

The following table provides a reconciliation of segment revenue to the disaggregated revenue table as disclosed under Note 13:

	Three Months Ended March 31, 2020
	Utilities	Midstream	Corporate/Other	Total
External revenue (note 13)	$1,405	$438	$26	$1,869
Intersegment revenue	—	12	—	12
Segment revenue	$1,405	$450	$26	$1,881

	Three Months Ended March 31, 2019
	Utilities	Midstream	Corporate/Other	Total
External revenue (note 13)	$1,532	$295	$71	$1,898
Intersegment revenue	—	1	—	1
Segment revenue	$1,532	$296	$71	$1,899

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The following tables show the composition by segment:

	Three Months Ended March 31, 2020
	Utilities	Midstream	Corporate/Other	Intersegment Elimination (a)	Total
Segment revenue (note 13)	$1,405	$450	$26	$(12)	$1,869
Cost of sales	(785)	(187)	(4)	12	(964)
Operating and administrative	(262)	(61)	(15)	—	(338)
Accretion expenses	—	(1)	—	—	(1)
Depreciation and amortization	(74)	(24)	(7)	—	(105)
Provisions on assets (note 5)	—	(2)	—	—	(2)
Income from equity investments (note 10)	3	8	—	—	11
Other income	213	—	5	—	218
Foreign exchange gains (losses)	—	30	(30)	—	—
Interest expense	—	—	(70)	—	(70)
Income (loss) before income taxes	$500	$213	$(95)	$—	$618
Net additions to:
Property, plant and equipment (b)	$144	$42	$13	$—	$199
Intangible assets	$—	$—	$1	$—	$1

(a)	Intersegment transactions are recorded at market value.

(b)
Net additions to property, plant and equipment, and intangible assets may not agree to changes reflected in the Consolidated Statements of Cash Flows due to classification of business acquisition and foreign exchange changes on U.S. assets.

	Three Months Ended March 31, 2019
	Utilities	Midstream	Corporate/Other	Intersegment Elimination (a)	Total
Segment revenue (note 13)	$1,532	$296	$71	$(1)	$1,898
Cost of sales	(933)	(181)	(26)	1	(1,139)
Operating and administrative	(267)	(47)	(36)	—	(350)
Accretion expenses	—	(1)	(1)	—	(2)
Depreciation and amortization	(73)	(21)	(24)	—	(118)
Income from equity investments (note 10)	8	45	2	—	55
Other income	7	5	685	—	697
Interest expense	—	—	(93)	—	(93)
Income before income taxes	$274	$96	$578	$—	$948
Net additions (reductions) to:
Property, plant and equipment (b)	$140	$(14)	$(1,327)	$—	$(1,201)
Intangible assets	$—	$1	$3	$—	$4

(a)	Intersegment transactions are recorded at market value.

(b)
Net additions to property, plant and equipment, and intangible assets may not agree to changes reflected in the Consolidated Statements of Cash Flows due to classification of business acquisition and foreign exchange changes on U.S. assets.

The following table shows goodwill and total assets by segment:

	Utilities	Midstream	Corporate/Other	Total
As at March 31, 2020
Goodwill	$4,130	$162	$—	$4,292
Segmented assets	$14,655	$5,404	$1,074	$21,133
As at December 31, 2019
Goodwill	$3,781	$161	$—	$3,942
Segmented assets	$13,719	$5,265	$811	$19,795

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24. Subsequent Events

On April 21, 2020, SEMCO completed the private placement of US$450 million of first mortgage bonds, in two tranches of US$225 million each. One of the tranches has a term of ten years with a coupon rate of 2.45 percent, and the other has a term of 30 years with a coupon rate of 3.15 percent. The proceeds were used to repay debt drawn on credit facilities and the US$300 million notes that matured in April 2020.

Subsequent events have been reviewed through April 29, 2020, the date on which these unaudited condensed interim Consolidated Financial Statements were issued.

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SUPPLEMENTAL QUARTERLY OPERATING INFORMATION

	Q1-20	Q4-19	Q3-19	Q2-19	Q1-19
OPERATING HIGHLIGHTS
UTILITIES
Natural gas deliveries - end use (Bcf) (1)	66.6	52.2	11.1	20.7	75.4
Natural gas deliveries - transportation (Bcf) (1)	40.5	38.3	23.3	25.2	47.6
Service sites (thousands) (2)	1,661	1,653	1,647	1,648	1,647
Degree day variance from normal - SEMCO Gas (%) (3)	(11.4)	4.3	(47.2)	14.5	5.7
Degree day variance from normal - ENSTAR (%) (3)	16.1	(20.6)	(42.8)	(16.1)	(9.4)
Degree day variance from normal - Washington Gas (%) (3) (4)	(17.1)	(3.2)	—	(44.5)	(1.1)
WGL retail energy marketing - gas sales volumes (Mmcf)	21,916	20,131	6,476	9,360	27,411
WGL retail energy marketing - electricity sales volumes (GWh)	3,511	3,291	3,723	3,125	3,080
MIDSTREAM
RIPET export volumes (Bbls/d) (5)	35,141	36,394	36,225	31,711	—
Total inlet gas processed (Mmcf/d) (6)	1,393	1,413	1,307	1,417	1,481
Extracted ethane volumes (Bbls/d) (6)	29,932	25,951	22,857	23,046	23,431
Extracted NGL volumes (Bbls/d) (6) (7)	32,495	32,313	30,933	35,420	37,643
Fractionation volumes (Bbls/d) (6) (8)	21,079	20,310	24,026	19,391	16,828
Frac spread - realized ($/Bbl) (6) (9)	11.76	16.54	17.12	19.50	16.84
Frac spread - average spot price ($/Bbl) (6) (10)	2.04	8.29	9.17	15.27	11.79
Propane Far East Index to Mont Belvieu spread (US$/Bbl) (11)	16.23	17.95	12.00	14.27	—
Natural gas optimization inventory (Bcf)	34.3	41.4	35.7	31.9	13.2

(1)	Bcf is one billion cubic feet.

(2)	Service sites reflect all of the service sites of the utilities, including transportation and non‑regulated business lines.

(3)
A degree day is a measure of coldness determined daily as the number of degrees the average temperature during the day in question is below 65 degrees Fahrenheit. Degree days for a particular period are determined by adding the degree days incurred during each day of the period. Normal degree days for a particular period are the average of degree days during the prior 15 years for SEMCO Gas, during the prior 10 years for ENSTAR, and during the prior 30 years for Washington Gas.

(4)
In certain of Washington Gas’ jurisdictions (Virginia and Maryland) there are billing mechanisms in place which are designed to eliminate the effects of variance in customer usage caused by weather and other factors such as conservation. In the District of Columbia, there is no weather normalization billing mechanism nor does Washington Gas hedge to offset the effects of weather. As a result, colder or warmer weather will result in variances to financial results.

(5)	Represents propane volumes exported at RIPET since facility was placed into service in May 2019.

(6)	Average for the period.

(7)	NGL volumes refer to propane, butane and condensate.

(8)	Represents fractionation volumes at Harmattan, Younger and North Pine.

(9)
Realized frac spread or NGL margin, expressed in dollars per barrel of NGL, is derived from sales recorded by the segment during the period for frac exposed volumes plus the settlement value of frac hedges settled in the period less extraction premiums, divided by the total frac exposed volumes produced during the period.

(10)
Average spot frac spread or NGL margin, expressed in dollars per barrel of NGL, is indicative of the average sales price that AltaGas receives for propane, butane and condensate less extraction premiums, before accounting for hedges, divided by the respective frac exposed volumes for the period.

(11)	Average propane price spread between Argus Far East Index and Mont Belvieu TET commercial index for the period beginning May 2019.

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OTHER INFORMATION

DEFINITIONS
Bbls/d    barrels per day
Bcf        billion cubic feet
Dth        dekatherm
GJ        gigajoule
GWh    gigawatt‑hour
Mcf        thousand cubic feet
Mmcf/d    million cubic feet per day
MW        megawatt
MWh    megawatt‑hour
US$    United States dollar

ABOUT ALTAGAS

AltaGas is an energy infrastructure company with a focus on regulated Utilities and Midstream. The Corporation creates value by acquiring, growing and optimizing its energy infrastructure, including a focus on clean energy sources. For more information visit: www.altagas.ca.

For further information contact:

Investment Community
1‑877‑691‑7199
investor.relations@altagas.ca

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